                                 Exhibit 13.1


                          FARMERS NATIONAL BANC CORP.
                                 1999 FORM 10-K

                       SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                    FORM 10-K

(Mark One)

[X] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 1999

or

[   ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

For the transition period from ________ to __________

Commission file number 0-12055

                           Farmers National Banc Corp.
                   --------------------------------------
           (Exact name of registrant as specified in its charter)


                Ohio                                          34-1371693
     -------------------------------                    ---------------------
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                    Identification No.)


          20 South Broad Street
           Canfield, Ohio 44406                                 44406
 ----------------------------------------               ----------------------
 (Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code: 330-533-3341
                                                   --------------

Securities registered pursuant to Section 12(b) of the Act:   None
                                                           ----------

Securities registered pursuant to Section 12(g) of the Act:

                           Common Stock, no par value
                   --------------------------------------
                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The registrant estimates that as of February 14, 2000, the aggregate market value of the voting stock held by non-affiliates of the registrant (including 331,536 shares held by executive officers and directors of the registrant) was approximately $103,835,151.

As of February 14, 2000, the registrant had outstanding 7,601,402 shares of common stock having no par value.

                       DOCUMENTS INCORPORATED BY REFERENCE

                                                                  Parts of Form 10-K
                                                                       into which
            Document                                            Document is Incorporated
     ----------------------                                     ------------------------
     1999 Annual Report to Shareholders                                  II

     Definitive proxy statement for the 1999 Annual Meeting
     of Shareholders to be held on March 30, 2000                       III

     First amended and restated articles of Incorporation of
     Farmers National Banc Corp                                         III

     Amended and restated code of regulations of Farmers
     National Banc Corp                                                 III


     FORM 10-K CROSS REFERENCE INDEX TO ANNUAL REPORT TO SHAREHOLDERS

            Part I

              Item 1 - Business

                Description of Business                       34

                Average Balance Sheets/Yields/Rates            8

                Rate and Volume Analysis                       9

                Securities                                    15

                Loans                                      12-13

                Risk Elements of Loan Portfolio               14

                Loan Loss Experience                       13-14

                Deposits                                      16

                Financial Ratios                               7

                Short-Term Borrowings                         27

            Part II

              Item 5

                Market For Registrant's Common Stock
                and Related Stockholder Matters               18

              Item 6
                Selected Financial Data                      7-9

              Item 7

                Management's Discussion and Analysis of
                Financial Condition and Results of
                Operations                                 10-17

              Item 7A

                Quantitative and Qualitative
                Disclosures About Market Risk                 11

              Item 8

                Financial Statements and Supplementary
                Data                                       20-33

              Item 9

                Changes in and Disagreements with
                Accountants on Accounting and Financial
                Disclosure -- None

            Part IV

                Report of Hill, Barth & King, LLC
                Independent Auditors                          19

                Financial Statements:
                Consolidated Balance Sheets -
                December 31, 1999 and 1998                    20

                Consolidated Statements of Income &
                Comprehensive Income Calendar Years
                1999, 1998 and 1997                           21

                Consolidated Statement of Stockholders'
                Equity-- Calendar Years 1999, 1998 and
                1997                                          22

                Consolidated Statements of Cash Flows--
                Calendar Years 1999, 1998 and 1997            23

                Notes to Consolidated Financial
                Statements                                 24-33

                 FARMERS NATIONAL BANC CORP.
                          FORM 10-K
                            1999

                            INDEX

                                                            Page
                                                          --------
          Part I.

          Item 1. Business:
            General                                           I-2

          Item 2. Properties                                  I-6

          Item 3. Legal Proceedings                           I-7

          Item 4. Submission of Matters to a Vote of
          Security Holders                                    I-7

          Part III.

          Item 10. Directors and Executive Officers of the
          Registrant                                        III-1

          Item 11. Executive Compensation                   III-2

          Item 12. Security Ownership of Certain
          Beneficial Owners and Management                  III-2

          Item 13. Certain Relationships and Related
          Transactions                                      III-2

          Part IV.

          Item 14. Exhibits, Financial Statement
          Schedules, and Reports on Form 8-K                 IV-1

          Signatures                                         IV-3

          Index to Exhibits                                  IV-4

                                     PART I

ITEM 1. BUSINESS GENERAL

THE CORPORATION

      The registrant, Farmers National Banc Corp. (herein sometimes referred to as the Corporation), is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended. The only subsidiary is The Farmers National Bank of Canfield, which was acquired March 31, 1983. The Corporation and its subsidiary operate in one industry, domestic banking.

      The Corporation conducts no business activities except for investment in securities permitted under the Bank Holding Company Act. Bank holding companies are permitted under Regulation Y of the Board of Governors of the Federal Reserve System to engage in other activities such as leasing and mortgage banking.

THE BANK

      The Bank is a full-service national bank engaged in commercial and retail banking in Mahoning and Columbiana Counties, Ohio. The Bank's commercial banking services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, home equity loans, home equity lines of credit, night depository, safe deposit boxes, money orders, bank checks, automated teller machines and travelers checks, "E" Bond transactions, utility bill payments, MasterCard and Visa credit cards, and other miscellaneous services normally offered by Commercial Banks.

SUPERVISION AND REGULATION

      The Corporation is a one bank holding company and is regulated by the Federal Reserve Bank (the "FRB"). The bank is a national bank and is regulated by the Office of the Comptroller of the Currency (the "OCC"), as well as the Federal Deposit Insurance Corporation (the "FDIC"). Changes have developed over the past several years regarding minimum capital requirements for financial institutions. A listing of the minimum requirements for capital and the Corporation's capital position as of December 31, 1999 are presented in Note K on page 30 of the annual report to shareholders for the year ended December 31, 1999 and is hereby incorporated by reference.

      The Corporation is subject to regulation under the Bank Holding Company Act of 1956, as amended. This Act restricts the geographic and product range of bank holding companies by defining the types and locations of institutions the holding companies can own or acquire. This act also regulates transactions between the Corporation and the bank and generally prohibits tie-ins between credit and other products and services.

      The bank is subject to regulation under the National Banking Act and is periodically examined by the OCC and is subject to the rules and regulations of the FRB. As an insured institution and member of the Bank Insurance Fund ("BIF"), the bank is also subject to regulation by the FDIC. Establishment of branches is subject to approval of the OCC and geographic limits established by state law. Ohio branch banking law permits a bank having its principal place of business in the State of Ohio to establish branch offices in any county in Ohio without geographic restrictions.

FDICIA

      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and several other federal banking statutes. Among other things, FDICIA requires federal banking agencies to broaden the scope of corrective action taken with respect to banks that do not meet minimum capital requirements and to take such actions promptly in order to minimize losses to the FDIC.

      FDICIA established five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized" and imposes significant restrictions on the operations of a depository institution that is not in either of the first two of such categories. A depository institution's capital tier will depend upon the relationship of its capital to various capital measures. A depository institution will be deemed to be "well capitalized" if it significantly exceeds the minimum level required by regulation for each relevant capital measure, "adequately capitalized" if it meets each such measure, "undercapitalized" if it is significantly below any such measure and "critically undercapitalized" if it fails to meet any critical capital level set forth in regulations. An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating or is deemed to be in an unsafe or unsound condition or to be engaging in unsafe or unsound practices.

      Under regulations adopted under these provisions, for an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier I risk-based capital ratio of at least 6% and a Tier I leverage ratio of at least 5% and not be subject to any specific capital order or directive. For an institution to be adequately capitalized, it must have a total risk-based capital ratio of at least 8%, a Tier I risk-based capital ratio of at least 4% and a Tier I leverage ratio of at least 4% (or in some cases 3%). Under the regulations, an institution will be deemed to be undercapitalized if the bank has a total risk-based capital ratio that is less than 8%, a Tier I risk-based capital ratio that is less than 4% or a Tier I leverage ratio of less than 4% (or in some cases 3%). An institution will be deemed to be significantly undercapitalized if the bank has a total risk-based capital ratio that is less than 6%, a Tier I risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3% and will be deemed to be critically undercapitalized if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

      FDICIA generally prohibits a depository institution from making a capital distribution (including payment of dividends) or paying management fees to any entity that controls the institution if it thereafter would be undercapitalized.

      If an institution becomes undercapitalized, it will be generally restricted from borrowing from the Federal Reserve, increasing its average total assets, making any acquisitions, establishing any branches or engaging in any new line of business. An undercapitalized institution must submit an acceptable capital restoration plan to the appropriate federal banking agency, which plan must, in the opinion of such agency, be based on realistic assumptions and be "likely to succeed" in restoring the institution's capital. In connection with the approval of such a plan, the holding company of the institution must guarantee that the institution will comply with the plan, subject to a limitation of liability equal to a portion of the institution's assets. If an undercapitalized institution fails to submit an acceptable plan or fails to implement such a plan, it will be treated as if it is significantly undercapitalized.

      Under FDICIA, bank regulators are directed to require "significantly undercapitalized" institutions, among other things, to restrict business activities, raise capital through a sale of stock, merge with another institution and/or take any other action which the agency determines would better carry out the purposes of FDICIA.

      Within 90 days after an institution is determined to be "critically undercapitalized", the appropriate federal banking agency must, in most cases, appoint a receiver or conservator for the institution or take such other action as the agency determines would better achieve the purposes of FDICIA. In general, "critically undercapitalized" institutions will be prohibited from paying principal or interest on their subordinated debt and will be subject to other substantial restrictions.

      Under FDICIA, an institution that is not well capitalized is generally prohibited from accepting brokered deposits. Undercapitalized institutions are prohibited from offering interest rates on deposits significantly higher than prevailing rates.

      The provisions of FDICIA governing capital regulations became effective on December 19, 1992. FDICIA also directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, a maximum ratio of classified assets to capital, a minimum ratio of market value to book value for publicly traded shares (if feasible) and such other standards as the agency deems appropriate.

      FDICIA also contains a variety of other provisions that could affect the operations of the Corporation, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch, limitations on credit exposure between banks, restrictions on loans to a bank's insiders and guidelines governing regulatory examinations.

      Pursuant to FDICIA, the FDIC has developed a transitional risk-based assessment system, under which, beginning on January 1, 1993, the assessment rate for an insured depository institution varied according to its level of risk. An institution's risk category will depend upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized and whether it is assigned to Subgroup A, B or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the area of weakness. Based on its capital and supervisory subgroups, each BIF member institution will be assigned an annual FDIC assessment rate per $100 of insured deposits.

INTERSTATE BANKING AND BRANCHING LEGISLATION

      The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorizes interstate acquisitions of banks and bank holding companies without geographic constraint beginning September 29, 1995. Beginning June 1, 1997, the IBBEA also authorizes banks to merge with banks located in another state provided that neither state has "opted out" of interstate branching between September 29, 1994 and May 31, 1997. States also may enact legislation permitting interstate merger transactions prior to June 1, 1997. After acquiring interstate branches through a merger, a bank may establish additional branches in that state at the same locations as any bank involved in the merger could have established branches under state and federal law. In addition, a bank may establish a de novo branch in another state that expressly permits the establishment of such branches. A bank that establishes a de novo interstate branch may thereafter establish additional branches on the same basis as a bank that has established interstate branches through a merger transaction. If a state "opts out" of interstate branching, no bank from another state may establish a branch in that state, whether through a merger or de novo establishment.

GRAHAM-LEACH-BLILEY ACT

      The Graham-Leach-Bliley Act of 1999 (the "GLB Act") allows new opportunities for banks, other depository institutions, insurance companies and securities firms to combine to form a single financial services organization to offer customers a broader choice of financial products and services. The GLB Act (which becomes effective March 11, 2000), authorizes the Federal Reserve Board to oversee all regulatory activities through the financial holding company, while the functional regulation of operating subsidiaries will remain with their primary functional regulator. The GLB Act requires institutions to maintain Community Reinvestment Act ratings of satisfactory or higher in order to engage in any new financial activities. This act also establishes a federal right to privacy of non-public personal information of individual customers.

                               ITEM 2. PROPERTIES

                 FARMERS NATIONAL BANC CORP.'S PROPERTIES

The Farmers National Banc Corp. owns no property. Operations are conducted at 20 South Broad Street, Canfield, Ohio.

BANK PROPERTY

The Main Office is located at 20 S. Broad Street, Canfield, Ohio. The other ten offices of the Bank are:

      Austintown Office        22 N. Niles-Canfield Rd., Youngstown, Ohio
      Lake Milton Office       17817 Mahoning Avenue, Lake Milton, Ohio
      Cornersburg Office       3619 S. Meridian Rd., Youngstown, Ohio
      Colonial Plaza Office    401 E. Main St. Canfield, Ohio
      Western Reserve Office   102 W. Western Reserve Rd., Youngstown, Ohio
      Salem Office             1858 E. State Street, Salem, Ohio
      Columbiana Office        340 State Rt. 14, Columbiana, Ohio
      Leetonia Office          16 Walnut St., Leetonia, Ohio
      Damascus Office          29053 State Rt. 62 Damascus, Ohio
      Poland Office            106 McKinley Way West, Poland, Ohio

The bank owns the Main Office, Austintown, Cornersburg, Lake Milton, Western Reserve, Salem, Columbiana, Leetonia, Damascus and Poland Offices. The Colonial Plaza is occupied under an operating lease expiring in 2004.

                            ITEM 3. LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the registrant or its subsidiary is a party or of which any of its property is subject, except proceedings which arise in the ordinary course of business. In the opinion of management, pending legal proceedings will not have a material affect on the consolidated financial position of the registrant or its subsidiary.

        ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of security holders through the solicitation of proxies or otherwise during the fourth quarter of 1999.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Information relating to Directors is set forth in the registrant's definitive proxy statement, which will be used in connection with its annual meeting of shareholders which will be held March 30, 2000. The proxy statement is attached hereto.

EXECUTIVE OFFICERS OF THE REGISTRANT

The names, ages and positions of the executive officers as of March 1, 2000:

               Name                 Age            Position Held
          ----------------         ------  ------------------------------
          William D. Stewart         70     Chairman

          Richard L. Calvin          73     Vice Chairman

          Frank L. Paden             49     President and Secretary

          Carl D. Culp               36     Executive Vice President and Treasurer

          Donald F. Lukas            53     Senior Vice President

Officers are elected annually by the Board of Directors immediately following the annual meeting of shareholders. The term of office for all the above executive officers is for the period ending with the next annual meeting.

PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Mr. William D. Stewart has served as Chairman since March 1996. Prior to that time, he was President and Secretary since the inception of registrant on March 31, 1983, was President of the Bank since 1972 and has held various other executive positions with the Bank.

Mr. Richard L. Calvin has served as Vice Chairman since March 1996. Prior to that time, he was Executive Vice President and Treasurer of the registrant since its inception on March 31, 1983, was Executive Vice President of the Bank since 1972 and has held various other executive positions with the Bank.

Mr. Frank L. Paden has served as President and Secretary since March 1996. Prior to that time he was Executive Vice President of the registrant since March 1995, was Executive Vice President of the Bank since March 1995 and has held various other executive positions with the Bank.

Mr. Carl D. Culp has served as Executive Vice President and Treasurer since March 1996. Prior to that time he was Controller of the registrant since November 1995 and was Controller of the Bank since November 1995.

                                      III-1

Mr. Donald F. Lukas has served as Senior Vice President of the registrant since March 1996. Prior to that time, he was Vice President of the Bank since March 1987.

ITEM 11. EXECUTIVE COMPENSATION

Information regarding this item is set forth in the registrant's definitive proxy statement, which will be used in connection with its annual meeting of shareholders to be held March 30, 2000. The proxy statement is attached hereto.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information relating to this item is set forth in the registrant's definitive proxy statement, which will be used in connection with its annual meeting of shareholders to be held March 30, 2000. The proxy statement is attached hereto.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information regarding this item is set forth in the registrant's definitive proxy statement, which will be used in connection with its annual meeting of shareholders to be held March 30, 2000. The proxy statement is attached hereto.

                                      III-2

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

             (a)1.  FINANCIAL STATEMENTS

                    Included in Part II of this report

                    Item 8., Financial Statements and Supplementary Data is set forth in the registrant's 1999 Annual Report to Shareholders and is incorporated by reference in Part II of this report

             (a)2.  FINANCIAL STATEMENT SCHEDULES                        PAGE
                                                                         -----
                    Accountant's consent                                  IV-2

                    All schedules are omitted because they are not applicable.

             (a)3.  EXHIBITS

                    The exhibits filed or incorporated by reference as a part of this report are listed in the Index of Exhibits, which appears at page IV-4 hereof and is incorporated herein by reference.

             (b)    REPORT ON FORM 8-K

                    No reports were filed for three months ended
                    December 31, 1999.

                          INDEPENDENT AUDITOR'S CONSENT

FARMERS NATIONAL BANC CORP.:

      We hereby consent to the incorporation by reference in this Registration Statement of our report dated January 20, 2000, relating to the consolidated financial statements of Farmers National Banc Corp. and subsidiary.

/s/ Hill, Barth & King LLC
HILL, BARTH & KING LLC

Warren, Ohio
March 14, 2000

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(D) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under signed, thereunto duly authorized.

Farmers National Banc Corp.              Farmers National Banc Corp.


by /s/ Frank L. Paden                 by /s/ Carl D. Culp
   ------------------------              --------------------------------------
   Frank L. Paden                        Carl D. Culp
   President and Secretary               Executive Vice President and Treasurer


/s/ William D. Stewart          Chairman                  March 14, 2000
-----------------------------
William D. Stewart

/s/ Benjamin R. Brown           Director                  March 14, 2000
-----------------------------
Benjamin R. Brown

/s/ Richard L. Calvin           Vice Chairman             March 14, 2000
-----------------------------
Richard L. Calvin

/s/ Joseph D. Lane              Director                  March 14, 2000
-----------------------------
Joseph D. Lane

/s/ David C. Myers              Director                  March 14, 2000
-----------------------------
David C. Myers

/s/ Edward A. Ort               Director                  March 14, 2000
-----------------------------
Edward A. Ort

/s/ Frank L. Paden              President and Director    March 14, 2000
-----------------------------
Frank L. Paden

/s/ Ronald V. Wertz             Director                  March 14, 2000
-----------------------------
Ronald V. Wertz

                                INDEX TO EXHIBITS

The following exhibits are filed or incorporated by references as part of this report:

     2.    Not applicable.

     3(i). Articles of Incorporation (filed herewith).

     3(ii).Code of regulations (filed herewith).

     4. The registrant agrees to furnish to the Commission upon request copies of all instruments not filed herewith defining the rights of holders of long-term debt of the registrant and its subsidiaries.

     9.    Not applicable.

    10.    Not applicable.

    11.    Not applicable.

    12.    Not applicable.

    13.    Annual Report to security holders (filed herewith).

    16.    Not applicable.

    18.    Not applicable.

    21. Subsidiaries of the registrant. (Subsidiary of the registrant is incorporated by reference in Part I, Item 1 of this report).

   22.     Not applicable.

    23.    Not applicable.

    24.    Not applicable.

    27.    Financial Data Schedule (filed herewith)

    28.    Not applicable.

    99.    Definitive Proxy Statement (filed herewith)

Copies of any exhibits will be furnished to shareholders upon written request. Request should be directed to Carl D. Culp, Executive Vice President, Farmers National Banc Corp., 20 S. Broad Street, Canfield, Ohio 44406.

                                                              Exhibit 3(i)

                              EXHIBIT "A"

                      FIRST AMENDED AND RESTATED
                       ARTICLES OF INCORPORATION
                                  OF
                      FARMERS NATIONAL BANC CORP.

                                   ARTICLE I

      The name of the corporation is Farmers National Banc Corp.

                                   ARTICLE II

      The place in the State of Ohio where the principal office of the corporation is to be located is in the City of Canfield, County of Mahoning.

                                   ARTICLE III

      The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the General corporation Act of Ohio.

                                   ARTICLE IV

      The aggregate number of common shares which the corporation is authorized to have outstanding is Twelve Million Five Hundred Thousand (12,500,000) shares divided into two classes as follows: 12,490,000 Common Shares; 10,000 Serial Preferred Shares. Each Common Share is without par value; each Serial Preferred Share has a par value of $10.00 unless otherwise designated by the Board of Directors. The total number of authorized and outstanding shares of common stock shall be changed from time to time to reflect economic conditions of the corporation and business opportunities available to the shareholders of the corporation. Shares of the authorized and outstanding common stock may be redeemed by the corporation at a regularly or specially called meeting for said purpose. Furthermore, the corporation, through its Board of Directors, shall have the power to purchase, hold, sell, and transfer the shares of its own capital stock provided that it does not use its funds or property for the purchase of its own shares of capital stock when such use will cause any impairment of its capital, except where otherwise permitted by law, and provided further that shares of its own capital stock belonging to it are not voted upon directly or indirectly.

               EXPRESS TERMS OF THE SERIAL PREFERRED SHARES

      SECTION 1. The Serial Preferred Shares may be issued from time to time in one or more series. All shares of Serial Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 7, both inclusive, of this Article, which provisions shall apply to all Serial Preferred Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

            (a) The designation of the series, which may be by distinguishing number, letter or title;

            (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

            (c) The annual dividend rate of the series;

            (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative;

            (e) The redemption rights and price or prices, if any, for shares of the series;

            (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

            (g) The amounts payable on shares of the series in the event of any voluntary liquidation, dissolution or winding up of the affairs of the corporation;

            (h) Whether the shares of the series shall be convertible into Common Shares and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which conversion may be made;

            (i) Restrictions (in addition to those set forth in Sections 5(b) and 5(c) of this Article) on the issuance of shares of the same series or of any other class or series; and

            (j) The voting rights of such shares, which may be different from the voting rights of the Common Shares, including requirements to approve specifically certain actions of the corporation, which require shareholder approval.

      The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (j), both inclusive, of this Section l.

      SECTION 2. The holders of Serial Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Shares, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Article and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Preferred Shares for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefore, shall be paid upon or declared or set apart for all Serial Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.

      SECTION 3. In no event so long as any Serial Preferred Shares shall be outstanding shall any dividends, except a dividend payable in Common Shares or other shares ranking junior to the Serial Preferred Shares, be paid or declared or any distribution be made except as aforesaid on the Common Shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Shares be purchased, retired or otherwise acquired by the corporation (except out of the proceeds of the sale of Common Shares or other shares ranking junior to the Serial Preferred Shares received by the corporation subsequent to April 1,
2000), unless:

         (a) All accrued and unpaid dividends on Serial Preferred Shares, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

         (b) There shall be no arrearages with respect to the redemption of Serial Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with Section 1 of this Article.

      SECTION 4. (a) The holders of Serial Preferred Shares of any series shall, in case of liquidation, dissolution or winding up of the affairs of the corporation, be entitled to receive in full out of the assets of the corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Serial Preferred Shares, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Article, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the corporation. In case the net assets of the corporation legally available therefore are insufficient to permit the payment upon all outstanding Serial Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Serial Preferred Shares in proportion to the full preferential amount to which each such share is entitled.

      After payment to holders of Serial Preferred Shares of the full preferential amounts as aforesaid, holders of Serial Preferred Shares as such shall have no right or claim to any of the remaining assets of the corporation.

            (b) The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this Section 4.

      SECTION 5. (a) The holders of Serial Preferred Shares shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided herein or required by law, the holders of Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters. The number of votes of each Serial Preferred Share may be different than the number of votes of each Common Share.

      If and so often as, the corporation shall be in default in the payment of two (2) full quarterly dividends (whether or not consecutive) on any series of Serial Preferred Shares at the time outstanding, whether or not earned or declared, the holders of Serial Preferred Shares of all series, voting separately as a class and in addition to all other rights to vote for directors, shall be entitled to elect, as herein provided, two (2) members of the Board of Directors of the corporation; provided, however, that the holders of Serial Preferred Shares shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than one-third of the outstanding Serial Preferred Shares of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred Shares shall be divested of their special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

      In the event of default entitling the holders of Serial Preferred Shares to elect two (2) directors as above specified, a special meeting of the shareholders for the purpose of electing such directors shall be called by the Secretary of the corporation upon written request of, or may be called by, the holders of record of at least ten percent (10%) of the Serial Preferred Shares of all series at the time outstanding and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be held within one hundred twenty
(120) days after the date of receipt of the foregoing written request from the holders of Serial Preferred Shares. At any meeting at which

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

the holders of Serial Preferred Shares shall be entitled to elect directors, the holders of one-third of the then outstanding Serial Preferred Shares of all series, present in person or by proxy, shall be sufficient to constitute a quorum and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Shares are entitled to elect as hereinabove provided. The two directors who may be elected by the holders of Serial Preferred Shares pursuant to the foregoing provisions shall be in addition to any other directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of directors of the corporation or require the resignation of any director elected otherwise than pursuant to such provisions. Notwithstanding any classification of the other directors of the corporation, the two directors elected by the holders of Serial Preferred Shares shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

         (b) The affirmative vote of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more or the following (but so far as the holders of Serial Preferred shares are concerned, such action may be effected with such vote):

            (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the corporation which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; provided, however, that for the purpose of this clause only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of, Serial Preferred Shares or of any shares of any class ranking on a parity with or junior to the Serial Preferred Shares, nor the amendment of the provisions of the Regulations so as to increase the number of directors of the corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; and provided further that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Preferred Shares at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the number of shares at the time outstanding of the series so affected shall be required;

            (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Shares; or

            (iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Shares, unless all dividends upon all Serial Preferred Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefore set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

         (c) The affirmative vote of the holders of at least a majority of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote):

            (i) The sale, lease or conveyance by the corporation of all or substantially all of its property or business, or its consolidation with or merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Serial Preferred Shares except the same number of shares ranking prior to or on a parity with the Serial Preferred Shares and having the same rights and preferences as the shares of the corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Serial Preferred Shares immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

            (ii) The authorization of any shares ranking on a parity with the Serial Preferred Shares or an increase in the authorized number of Serial Preferred Shares.

      SECTION 6. For the purpose of this Article, whenever reference is made to shares "ranking prior to the Serial Preferred Shares" or "on a parity with the Serial Preferred Shares," such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are given preference over, or rank on an equality with (as the case maybe) the rights of holders of Serial Preferred Shares; and whenever reference is made to shares "ranking junior to the Serial Preferred Shares," such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are junior and subordinate to the rights of the holders of Serial Preferred Shares.

                                    ARTICLE V

      The Board of Directors of the corporation is hereby authorized to fix and determine and to vary the amount of working capital of the corporation, to determine whether any and, if any, what part of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders,and without action by the shareholders, to use and apply such surplus or any part thereof at any time or from time to time in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evi-dences of indebtedness of the corporation or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors of the corporation shall deem expedient to the extent not prohibited by law.

                                   ARTICLE VI

      In the absence of fraud, no contract or other transaction between the corporation and any other person, corporation, firm, syndicate, association, partnership, or joint venture shall be wholly or partially invalidated or otherwise affected by reason of the fact that one or more of the directors of the corporation are or become directors or officers of such other corporation, firm, syndicate or association, or members of such partnership or joint venture, or are pecuniarily or otherwise interested in such contract or transaction, provided, that the fact such director or directors of the corporation are so situated or so interested or both, shall be disclosed or shall have been known to the Board or Directors of the corporation. Any director or directors of the corporation who is (are) also a director or officer of such other corporation, firm, syndicate or association, or a member of such partnership, or joint venture, or is pecuniarily or otherwise interested in such contract or transaction, may be counted for the purpose of determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction and, in the absence of fraud, and as long as he acts in good faith, any such director may vote thereat to authorize any such contract or transaction with like force and effect as if he were not a director or officer of such corporation, firm, syndicate or association, or a member of such partnership or joint venture, or pecuniarily or otherwise interested in such contract or transaction.

                                   ARTICLE VII

      The corporation shall indemnify any director or officer and any former director or officer of the corporation and any such director or officer who is or has served at the request of the corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the power of the corporation (i) to indemnify employees, agents and others to the extent not prohibited by law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer or employee of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

                                  ARTICLE VIII

      In no event shall a shareholder have the right to vote cumulatively in the election of Directors.

                                   ARTICLE IX

      SECTION 1. No Person shall make a Control Share Acquisition without the prior authorization of the corporation's shareholders.

         (a) In order to obtain the shareholders' authorization of a Control Share Acquisition, a Person shall deliver a notice (the "Notice") to the corporation at its principal place of business that sets forth all of the following information:

            (i) The identity of the Person who is giving the Notice;

            (ii) A statement that the Notice is given pursuant to this
Article IX;

            (iii) The number and class of shares of the corporation owned, directly or indirectly, by the Person who gives the Notice;

            (iv) The range of voting power under which the proposed Control Share Acquisition would, if consummated, fall;

            (v) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

            (vi) Representations, supported by reasonable evidence, that the proposed Control Share Acquisition, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

         (b) Within ten (10) days after receipt by the corporation of a Notice that complies with paragraph (a), the Board of Directors of the corporation shall call a special meeting of shareholders to consider the proposed Control Share Acquisition. Such special meeting shall be held not later than fifty (50) days after receipt of the Notice by the corporation, unless the Person who delivered the Notice agrees to a later date. However, the Board of Directors shall have no obligation to call such meeting if it makes a determination within ten (10) days after receipt of the Notice (1) that the Notice was not given in good faith, (2) that the proposed Control Share Acquisition would not be in the best interest of the corporation and its shareholders or others whose interests the Board of Directors may take into consideration, or (3) that the Person who delivered the Notice has failed to adequately demonstrate (A) that such Person has the financial capacity to make the proposed Control Share Acquisition, or
(B) that the proposed Control Share Acquisition would not be

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

contrary to law if consummated. The Board of Directors may adjourn such meeting if, prior to such meeting, (1) the corporation has received a Notice from any other Person, or (2) a merger, consolidation or sale of assets of the corporation has been approved by the Board of Directors and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person or the merger, consolidation or sale of assets of the corporation should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

      If the Board of Directors determines that a special meeting of shareholders should not be called pursuant to this paragraph (b), the determination shall not be deemed void or voidable merely because one or more of the directors or officers who participated in making such determination may be deemed to be other than disinterested if the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph, "disinterested directors" shall mean directors whose material contacts with the corporation are limited principally to activities as a director or shareholder. Persons who have substantial, recurring business or professional contacts with the corporation shall not be deemed to be "disinterested directors" for purposes of this provision. A director shall not be deemed to be other than a "disinterested director" merely because he or she would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

         (c) The corporation shall give notice of such special meeting to all shareholders of record as of the record date set for such meeting as promptly as practicable. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

         (d) The Person who delivered the Notice may make the proposed Control Share Acquisition if both the following occur: (1) the shareholders of the corporation authorize such acquisition at the special meeting called by the Board of Directors and held for that purpose, and at which a quorum is present, by an affirmative vote of a majority of the voting shares represented at such meeting in person or by proxy, and by a majority of the portion of such voting shares represented at such meeting in person or by proxy excluding the votes of Interested Shares; and (2) such acquisition is consummated, in accordance with the terms so authorized, not later than one hundred eighty (180) days following such shareholder authorization of the Control Share Acquisition.

         (e) Shares issued or transferred to any Person in violation of this
Article IX shall be valid only with respect to such amount of shares as does not result in a violation of this Article IX, and such issuance or transfer shall be null and void with respect to the remainder of such shares (any such remainder of shares being hereinafter called "Excess Shares"). If the second clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, any Person who holds Excess Shares in violation of this Article IX shall be conclusively deemed to have acted as an agent on behalf of the corporation in acquiring such Excess Shares and to hold such Excess Shares on behalf of the corporation. While held by any Person in violation of this Article IX, Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends or any other distribution with respect to such Excess Shares. Any such Person who receives dividends or any other distribution with respect to Excess Shares shall hold the same as agent for the corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any holder of Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article IX. Upon such permitted transfer, the corporation shall pay or distribute to the transferee any dividends or other distributions on the Excess Shares not previously paid or distributed.

         (f) As used in this Article IX:

            (1) "Person" includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more persons having a joint or common interest;

            (2) (A) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person of shares of the corporation that, when added to all other shares of the corporation in respect of which such Person may exercise or direct the exercise of voting power as provided in this paragraph (f)(2)(A), would entitle such Person, immediately after such acquisition, directly or indirectly to exercise or direct the exercise of voting power of the corporation in the election of directors within any of the following ranges of such voting power: (i) one-tenth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; or (iii) a majority or more of such voting power.

      A bank, broker, nominee, trustee, or other Person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article IX shall, however, be deemed to have voting power only of shares in respect of which such Person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under this Article IX. For purposes of this Article IX, the acquisition of securities immediately convertible into shares of the corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

            (B) The acquisition of any shares of the corporation does not constitute a Control Share Acquisition for the purpose of this Article IX if the acquisition is consummated in any of the following circumstances:

               (i) By underwriters, in good faith and not for the purpose of circumventing this Article IX, in connection with an offering of the securities of the corporation to the public;

               (ii) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article IX;

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

               (iii) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this
Article IX;

               (iv) Pursuant to a merger or consolidation adopted, or a combination or majority share acquisition authorized by shareholder vote in compliance with the provisions of Article IX, Section Two, of these Articles of Incorporation and 1701.78 or 1701.83 of the Ohio Revised Code, if the corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition and if the vote of shareholders of the surviving, new, or acquiring corporation is required by the provisions of 1701.78 or 1701.83 of the Ohio Revised Code;

               (v) Prior to April 1, 2000;

               (vi) Pursuant to a contract existing prior to April 1, 2000;
or

               (vii) The Person's being entitled, immediately thereafter, to exercise or direct the exercise of voting power of the corporation in the election of directors within the same range theretofore attained by that person either as a result of compliance with the provisions of this section or as a result solely of the corporation's purchase of shares issued by it.

      The acquisition by any Person of shares of the corporation in a manner described under this paragraph (f)(2)(B) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article IX within the range of voting power under paragraph (f)(2)(A)(i), (ii) or (iii) of this Article IX that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under paragraph (f)(2)(B)(ii) or
(iii), the transferor of such shares to such Person had previously obtained any authorization of shareholders required under this Article IX in connection with such transferor's acquisition of shares of the corporation.

            (C) The acquisition of shares of the corporation in good faith and not for the purpose of circumventing this Article IX, which (i) had previously been authorized by shareholders in compliance with this Article IX or (ii) would have constituted a Control Share Acquisition but for paragraph (f)(2)(B), does not constitute a Control Share Acquisition for the purpose of this Article IX unless such acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of the corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article IX, or deemed to be so authorized under paragraph (f)(2)(B).

               (3) "Interested Shares" means voting shares with respect to which any of the following Persons may exercise or direct the exercise of the voting power:

                     (A) Any Person whose Notice prompted the calling of the meeting of shareholders;

                     (B) Any officer of the corporation elected or appointed by the directors of the corporation; and

                     (C) Any employee of the corporation who is also a director of the corporation.

         (g) No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article IX is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

               (1) In accordance with all applicable requirements of law;
and

               (2) Separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation or tender for sale or purchase of shares of the corporation.

         (h) Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article IX shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

         (i) Notwithstanding any other provisions of these Articles of Incorporation or the Code of Regulations of the corporation, as the same may be in effect from time to time, or any provision of law that might otherwise permit a lesser vote of the directors or shareholders, the affirmative vote of at least two-thirds (2/3) of the voting shares shall be required to alter, amend or repeal this Article IX or adopt any provisions in the Articles of Incorporation or Code of Regulations of the corporation, as the same may be in effect from time to time, that are inconsistent with the provisions of this Article IX. This provision shall be in addition to any affirmative vote of the directors or the holders of any particular class or series of shares required by law, the Articles of Incorporation or the Code of Regulations of the corporation, as the same may be in effect from time to time.

         (j) The provisions of 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said section, shall apply to this corporation with respect to any particular Control Share Acquisition attempt, as such is defined in 1701.831 of the Ohio Revised Code, only if (A) there is a determination by a court of competent jurisdiction with respect to which no appeal is pending that the provisions of Article IX of these Articles of Incorporation shall not be applicable to a particular Control Share Acquisition attempt, or (B) in the event that Article IX of these Articles of Incorporation, as such Articles of Incorporation may be amended from time to time, ceases to be an Article of these Articles of Incorporation, disregarding any renumbering of such Article IX resulting from any amendment of these Articles of Incorporation.

         (k) Relation to section 1701.831 of the Ohio Revised Code shall not apply to this corporation; provided, however, that if this Article shall be declared illegal or unenforceable, then Section 1701.831 of the Ohio Revised Code shall apply to this corporation.

      SECTION 2. BUSINESS COMBINATIONS.

      (a) Requirement of Shareholder Approval. No Business Combination, as hereinafter defined, may be consummated except upon approval by the affirmative vote of the holders of shares of this corporation entitling them to exercise at least 80% of the voting power of this corporation exercisable on amendments to these Articles; provided, however, that a Business Combination which has been approved by a vote of at least two-thirds of the disinterested directors of this corporation, and which has been determined by such directors to be fair and equitable to all the shareholders of this corporation, may be consummated if it has been approved by the affirmative vote of the holders of shares of this corporation entitling them to exercise a majority of the voting power of this corporation exercisable on amendments to these Articles. A director shall be deemed to be disinterested if immediately prior to the consummation of the Business Combination he is not an affiliate of any of the other parties to the Business Combination. For the purpose of this Section an "Affiliate" shall mean any person controlling, controlled by, or under common control with such other party and shall include any person who owns shares of an acquiring corporation representing 10% or more of the voting power of such corporation.

            (1) Definition of Business Combination. A Business Combination shall include:

               (A) A merger or consolidation of the corporation;

               (B) Any sale, lease exchange, transfer or other disposition of all or substantially all the assets of this corporation;

               (C) The adoption of any plan of liquidation and dissolution of this corporation; and

               (D) Any reclassification of securities, recapitalization or reorganization which would increase, directly or indirectly, the proportionate equity interest or control by an acquiring entity; but shall not include any such transaction with an entity controlled by this corporation.

      SECTION 3. AMENDMENT.

      This Article may only be amended, revised, or repealed and any provision in the other Articles of Incorporation or in the Regulations which are inconsistent with this Article may only be adopted by the affirmative vote of the holders of shares of this corporation entitling them to exercise at least 75% of the voting power of this corporation exercisable on amendments to these Articles.

      SECTION 4. In connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating a Business Combination or a proposal by another Person or Persons to make a Business Combination or a tender or exchange offer or a proposal by another Person or Persons to make a tender or exchange offer, the Board of Directors of the corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the corporation and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; and (iii) the competence, experience and integrity of the acquiring Person and their management.

                                    ARTICLE X

      No holder of shares of the corporation of any class, as such, shall have the preemptive right to subscribe for or to purchase any shares of any class of the corporation or any other securities of the corporation, whether such shares of such class are now or hereafter authorized.

                                   ARTICLE XI

      Unless otherwise provided herein, any amendments to these Articles of Incorporation may be made from time to time by the affirmative vote of the holders of a majority of the outstanding voting stock of the corporation.

                                                             Exhibit 3(ii)

                                   EXHIBIT "B"

                  AMENDED AND RESTATED CODE OF REGULATIONS
                                       OF

                        FARMERS NATIONAL BANC CORP.

                                    ARTICLE I

                                     Offices

      SECTION 1. PRINCIPAL OFFICE. The principal office of the corporation shall be located in the City of Canfield, Ohio or at such other location as may be designated from time to time by the Board of Directors.

      SECTION 2. OTHER OFFICES. The corporation shall also have offices at such other places out of, as well as within, the State of Ohio as the Board of Directors may from time to time determine.

                                   ARTICLE II

                            MEETINGS OF SHAREHOLDERS

      SECTION 1. ANNUAL MEETING. The annual meeting of the shareholders of this corporation, for the purpose of fixing or changing the number of directors of the corporation, electing directors and transacting such other business as may come before the meeting, shall be held on a day, to be determined by the Board of Directors, in the month of March each year.

      SECTION 2. SPECIAL MEETINGS. Special Meetings of the shareholders may be called at any time by the Chairman of the Board, the President or a Vice President of the corporation, or a majority of the Board of Directors acting with or without a meeting, or by any three or more shareholders owning, in aggregate, not less than one-fourth of all shares outstanding and entitled to vote thereat so long as such shareholders prescribe specifically the purpose of such meeting.

      SECTION 3. PLACE OF MEETINGS. Meetings of shareholders shall be held at the office of the corporation in Mahoning County, Ohio, unless the Board of Directors shall decide that a meeting will be held at some other place within or out of the State of Ohio and causes the notice thereof to so state.

      SECTION 4. NOTICES OF MEETINGS. Unless waived, a written, printed or typewritten notice of each annual or special meeting, stating the day, hour and place and the purpose or purposes thereof, shall be served upon or mailed to each shareholder who is (a) of record as of the day next preceding the day on which notice is given or (b) if a record date therefor is duly fixed, of record as of said date. Such notice shall be given not more than sixty (60) days, nor less than ten (10) days before any such meeting. If mailed, it shall be directed to a shareholder at his address as the same appears upon the records of the corporation.

      All notices with respect to any shares of record in the names of two or more persons may be given to whomever of such persons is named first on the books of the corporation, and notice so given shall be effective as to all the holders of record of such shares.

      Every person who by operation of law, transfer, transmission or by any other means whatsoever shall become entitled to any share or right or interest therein shall be bound by every notice in respect of such share which, prior to his name and address being entered upon the books of the corporation as the registered holder of such share, shall have been given to the person in whose name such share appears of record.

      SECTION 5. WAIVER OF NOTICE. Any shareholder, either before or after any meeting, may waive in writing any notice required to be given by law or under these Regulations and such writing shall be filed with or entered on the records of the meeting; and whenever all of the shareholders entitled to vote shall meet in person or by proxy and consent to hold a meeting, it shall be valid for all purposes without call or notice and at such meeting any action may be taken.

      SECTION 6. QUORUM. The shareholders present in person or by proxy at any meeting of shareholders shall constitute a quorum for such meeting; but no action required by law, the Articles of Incorporation or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class, or of each class, may be authorized or taken by a lesser proportion.

      At any meeting at which a quorum is present, all questions and business which shall come before the meeting shall be determined by the vote of the holders of a majority of the voting shares represented by shareholders present in person or by proxy, except when a different proportion is required by law, the Articles of Incorporation or these Regulations.

      At any meeting, whether a quorum is present or not, the holders of a majority of the voting shares represented by shareholders present in person or by proxy may adjourn from time to time and from place to place without notice other than by announcement at the meeting. At such adjourned meeting, at which a quorum is present, any business may be transacted which might be transacted at the meeting as originally notified or held.

      SECTION 7. PROXIES. Any person who is entitled to attend a shareholder's meeting to vote thereat or to execute consents, waivers or releases, may be represented at such meeting or vote thereat, and execute consents, waivers and releases and exercise any of his other rights, by proxy or proxies, appointed by a writing signed by such person, which need not be sealed, witnessed or acknowledged.

      A telegram or cablegram appearing to have been transmitted by such person or a photographic, photo static or equivalent reproduction or a writing appointing a proxy shall be a sufficient writing.

      No appointment of a proxy shall be valid after the expiration of eleven
(11) months after it is made unless the writing specified the date on which it is to expire or the length of time it is to continue in force.

      Unless the writing appointing a proxy or proxies otherwise provides:

      1. Each proxy has the power of substitution, and, when three (3) or more proxies are appointed, a majority of them or of their substitutes may appoint one or more to act for all;

      2. If more than one proxy is appointed, then (a) with respect to voting or executing consents, waivers or releases, or objections to consents at a shareholders' meeting, a majority of such proxies as attend the meeting, or if only one attends then that one, may exercise all the voting and consenting authority thereat, and if one or more attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such authority with respect to an equal number of shares, and (b) with respect to exercising any other authority, a majority may act for all;

      3. Every appointment of a proxy shall be revocable unless such appointment is coupled with an interest. Without affecting any vote previously taken, the person appointing a proxy may revoke a revocable appointment by a later appointment received by the corporation or by giving notice of revocation to the corporation in writing or in open meeting. The presence at a meeting of the person appointing a proxy does not revoke the appointment;

      4. A revocable appointment of a proxy is not revoked by the death or incompetency of the maker unless, before the vote is taken or the authority granted is otherwise exercised, written notice of such death or incompetency is received by the corporation from the executor or administrator of the estate of such maker, or from the fiduciary having control of the shares in respect of which the proxy was appointed.

      SECTION 8. VOTING. At any meeting of shareholders, each shareholder of the corporation shall, except as otherwise provided by law, the Articles of Incorporation or these Regulations, be entitled to one (1) vote, in person or by proxy, for each share of the corporation registered in his name on the books of the corporation (1) on the date fixed as the record date for the determination of shareholders entitled to vote at such meeting, notwithstanding the sale or other disposal or transfer on the books of the corporation of such share or shares on or after the date so fixed or (2) if no such record date shall have been fixed, then at the date next preceding the date of such meeting.

      SECTION 9. FINANCIAL REPORTS. At the annual meeting, or any other meeting held in lieu thereof, there shall be presented to the shareholders a financial statement, which may be consolidated, consisting of such information required to adequately inform the shareholders as to the financial condition of the corporation, as is determined by the board of Directors and may include the following:

      1. A balance sheet containing a summary of the assets, liabilities, stated capital and surplus (showing separately any capital surplus arising from unrealized appreciation of assets, other capital surplus and earned surplus) as of a date not more than four (4) months before such meeting; if such meeting is an adjourned meeting, the balance sheet may be as of a date not more than four
(4) months before the date of the meeting as originally convened;

      2. A statement of profit and loss and surplus including a summary of profits, dividends paid and other changes in the surplus accounts of the corporation for the period commencing with the date marking the end of the period for which the last preceding statement of profit and loss required under this section was made and ending with the date of the balance sheet.

      SECTION 10. ACTION WITHOUT A MEETING. Any action which may be taken at any meeting of shareholders may be taken without a meeting if authorized in a writing or writings signed by all the shareholders, except as otherwise provided in Article XIV hereof, who would be entitled to notice of a meeting for such purpose. Any such writing shall be filed with or entered upon the records of the corporation.

                                   ARTICLE III

                                    DIRECTORS

      SECTION 1. NUMBER OF DIRECTORS. The number of directors constituting the entire Board shall not be less than five (5) nor more than twenty-five (25), the exact number of directors to be determined from time to time by a sixty-six and two-thirds percent (66 2/3%) majority vote of the whole Board of Directors of the corporation, and such exact number shall be eight (8) until otherwise so determined in accordance with this Article III, Section 1. Unless otherwise provided by law, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, shall be filled by action of the Board of Directors as provided in accordance with these Regulations.

      SECTION 2. NOMINATIONS. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of the shareholders may be made by or at the direction of the Board of Directors. Nominations may also be made at a meeting of shareholders by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2 of Article III. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred-twenty (120) days prior to the meeting; provided, however, that in the event that less than ninety (90) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so delivered or mailed no later than the close of business on the 7th day following the date public disclosure was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each nominee of the shareholder: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment history of the person for the last five (5) years, and (iii) the class and number of shares of capital stock of the corporation which are directly and beneficially owned by the person; and (b) as to the shareholder giving the notice (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the corporation which are directly and beneficially owned by the shareholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as director of the corporation. No person shall be eligible for election as a director of the corporation at a meeting of the shareholders unless nominated in accordance with the procedures set forth herein. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and the defective nomination shall be disregarded.

      SECTION 3. ELECTION AND TERM OF DIRECTORS. The Board of Directors shall be divided into three (3) classes with the term of office of one class expiring each year. At the annual meeting of Shareholders held in 2000, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annually meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until their successor shall be elected and qualified.

      No decrease in the number of directors shall shorten the term of any incumbent director. Subject to the foregoing, at each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

      Amendment of this Article III, Section 3 - Election and Term of Directors, shall require a sixty-six and two-thirds percent (66 2/3%) majority vote of the shareholders.

      SECTION 4. VACANCIES. In case of a vacancy in the Board of Directors, through increase in the number of directors, death, resignation, disqualification, or other cause, the remaining directors, by an affirmative vote of a majority thereof, shall elect a successor to hold office for the unexpired portion of the term of the director whose place is vacant. If the vacancy is created through an increase in the number of directors, the Board of Directors shall determine the class of such directorship.

      SECTION 5. REMOVAL OF DIRECTOR. Any or all of the directors shall only be removed with cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting stock of the corporation at a meeting called for such purpose. Sufficient showing of cause shall be determined by a two-thirds (2/3) majority vote of the unaffected directors if there exists a minimum of four (4) unaffected directors. In the event there exists less than four (4) unaffected directors, then sufficient showing of cause shall be determined by unanimous vote of the unaffected directors and by an opinion of an uninterested legal counsel designated by the President of the corporation, which such opinion concurs with the findings of the unaffected directors.

                                   ARTICLE IV
                             POWERS AND MEETINGS OF
                             THE BOARD OF DIRECTORS

      SECTION 1. GENERAL POWERS OF THE BOARD. The powers of the corporation shall be exercised, its business and affairs conducted and its property controlled by the Board of Directors except as otherwise provided in the Articles of Incorporation, any amendments thereto, this Code of Regulations or the law of the State of Ohio.

      SECTION 2. MEETINGS OF THE BOARD. A meeting of the Board of Directors shall be held immediately following the adjournment of each shareholders' meeting at which directors are elected; notice of such meeting need not be given.

      The Board of Directors may, by by-law or resolution, provide for other meetings of the Board.

      Special meetings of the Board of Directors may be held at any time with or without notice upon call of the Chairman of the Board, the President, or a Vice President of the Corporation, or any two members of the Board.

      Notice of any special meeting of the Board of Directors shall be mailed to each director addressed to him at his residence or usual place of business, at least two (2) days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph, cable, radio or wireless, or be given personally or by telephone not later than the day before the day on which the meeting is to be held. Every such notice shall state the time and place of the meeting but need not state the purposes thereof. Notice of any meeting of the Board need not be given to any director if waived by him in writing or by telegraph, cable, radio or wireless, whether before or after such meeting be held and such waiver of notice shall be filed with or entered upon the record of the meeting. The attendance of any director at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by him of notice of such meeting.

      All meetings of the Board shall be held at the office of the corporation in Mahoning County, Ohio, unless otherwise specified in the notice thereof.

      SECTION 3. QUORUM. A majority of the directors elected and in office shall constitute a quorum. Whenever less than a quorum is present at the time and place appointed for any meeting of the Board, a majority of those present may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until a quorum shall be present.

      SECTION 4. BY-LAWS. The Board of Directors may adopt By-Laws for the government of its actions, consistent with the Articles of Incorporation and these Regulations.

      SECTION 5. ACTION WITHOUT MEETING. Any action may be authorized or taken without a meeting in a writing or writings signed by all of the directors, which writing or writings shall be filed with or entered upon the records of the corporation.

                                    ARTICLE V
                                   COMMITTEES

      SECTION 1. COMMITTEES. The Board of Directors may, by resolution provide for such standing or special committees as it deems desirable, and discontinue the same at its pleasure. Each such committee shall have such powers and perform such duties, not in consistent with law, as may be designated by the Board of Directors. Vacancies in such committees should be filed by the Board of Directors, or as it may provide.

                                   ARTICLE VI
                                    OFFICERS

      SECTION 1. GENERAL PROVISIONS. The Board of Directors shall elect a President, a Vice President, a Secretary and a Treasurer of the Corporation, and in its discretion, a Chairman of the Board of Directors and additional Vice Presidents. The Board of Directors may from time to time create such offices and appoint such other officers, subordinate officers and assistant officers as it may determine. None of the officers need be chosen from among the members of the Board of Directors. Any two or more of such offices, other than that of President and Vice President, Secretary and Assistant Secretary, or Treasurer and Assistant Treasurer, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity.

      SECTION 2. TERM OF OFFICE. The officers of the corporation shall hold office during the pleasure of the Board of Directors and, unless sooner removed by the Board of Directors, until the organization meeting of the Board of Directors following the date of their election or until their successors are chosen and qualified.

      The Board of Directors may remove any officer at any time, with or without cause, by a majority vote.

      A vacancy in any office, however created, shall be filled by the Board of Directors.

                                   ARTICLE VII
                               DUTIES OF OFFICERS

      SECTION 1. GENERAL DUTIES OF OFFICERS. The Chairman of the Board, if one be elected, the President, any Vice Presidents, the Secretary, the Treasurer, and any other officers or assistant officers shall have the authority and perform such duties as are determined by the General Corporation Law, by the Articles of Incorporation, by this Code of Regulations, or, from time to time, by the Board of Directors.

      SECTION 2. CHAIRMAN OF THE BOARD. The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may be prescribed by the Board of Directors.

      SECTION 3. PRESIDENT. The President shall be the active executive officer of the corporation and shall exercise supervision over the business of the corporation and over its several officers, subject, however, to the control of the Board of Directors. He shall preside at all meetings of the shareholders and, in the absence of or if a Chairman of the Board shall not have been elected, he shall also preside at meetings of the Board of Directors. He shall have authority to sign all certificates for shares and all deeds, mortgages, notes, bonds, contracts and other instruments requiring his signature, and shall have all the powers and duties prescribed by the General Corporation Law and such others as the Board of Directors may from time to time assign him.

      SECTION 4. VICE PRESIDENTS. The Vice Presidents shall perform such duties as are given to them by these Regulations, or as may from time to time be assigned to them by the Board of Directors or the President of the corporation. At the request of the President, or in his absence or disability, the Vice President designated by the President (or, in the absence of such designation, the Vice President in the order fixed by the Board) shall perform all the duties of the President and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. The authority of the Vice President to sign, in the name of the corporation, all certificates for shares and authorized deeds, mortgages, bonds, contracts, notes and other instruments shall be coordinate with like authority of the President.

      SECTION 5. SECRETARY. The Secretary shall keep minutes of all the proceedings of the shareholders and the Board of Directors and shall make proper record of the same, which shall be attested by him; sign all certificates for shares and all deeds, mortgages, bonds, contracts, notes and other instruments executed by the corporation and requiring his signature; give notice of meetings of shareholders for the election of directors, a certified list of shareholders, arranged in alphabetical order; keep such books as may be required by the Board of Directors and file all reports to States, to the Federal Government and to foreign countries; and perform such other and further duties as may from time to time be assigned to him by the Board of Directors or by the President of the corporation.

      SECTION 6. TREASURER. The Treasurer shall have supervision of all finances; shall receive and have in charge all monies, bills, notes, deeds, leases, mortgages and similar property belonging to the corporation; and shall do with the same as may from time to time be required by the Board of Directors. He shall cause to be kept adequate and correct accounts of the business transactions of the corporation, including account of its assets, liabilities, receipts, disbursements, gains, losses, stated capital, surplus (showing separately any capital surplus arising from unrealized appreciation of assets, other capital surplus and earned surplus) and shares, together with such other accounts as may be required, and, upon the expiration of her term of office, shall turn over to her successor or to the Board of Directors all property, books, papers and monies of the corporation in his hands; and he shall perform such other duties as may from time to time be assigned to her by the Board of Directors.

      SECTION 7. ASSISTANT AND SUBORDINATE OFFICERS. The Board of Directors may appoint such assistant and subordinate officers as it may deem desirable. Each such officer shall hold office during the pleasure of the Board of Directors and shall perform such duties as the Board of Directors may prescribe. The Board of Directors may from time to time authorize any officer to appoint and remove subordinate officers, to prescribe their authority and duties and to fix their compensation.

      SECTION 8. DUTIES OF OFFICERS MAY BE DELEGATED. In the absence of any officer of the corporation, or for any other reason which the Board of Directors may deem sufficient, the Board of Directors may delegate for the time being powers or duties or any of them, of any such officer to any other officer or to any director.

                                  ARTICLE VIII
                      TRANSACTIONS BETWEEN THE CORPORATION
                          AND ITS DIRECTORS OR OFFICERS

      SECTION 1. TRANSACTIONS NOT VOID OR VOIDABLE. No contract or transaction shall be void or voidable with respect to this corporation for the reason that it is between the corporation and any other persons, firm or corporation in which one or more of this corporation's directors or officers are directors, trustees or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participate in or vote at the meeting of the directors or a committee thereof which authorizes such contract or transaction, if in any such case:

      1. The material facts both as to that common or interested director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the directors or the committee; and the directors or the committee, in good faith reasonably justified by such facts, authorize the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or

      2. The material facts both as to that common or interested director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction in specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or

      3. The contract or transaction is fair as to the corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders.

      SECTION 2. QUORUM. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the directors, or of a committee thereof which authorizes a contract or transaction pursuant to this Article.

                                   ARTICLE IX
                             CERTIFICATE FOR SHARES

      SECTION 1. FORM AND EXECUTION. Each holder of shares is entitled to one or more certificates, in such form as shall be approved by the Board of Directors, signed by the Chairman of the Board or the President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the corporation, which shall certify the number and class of shares held by him in the corporation, but no certificate for shares shall be executed or delivered until such shares are fully paid. When such certificate is countersigned by an Incorporated Transfer Agent or Registrar, the signature of any of said officers and the seal of the corporation may be facsimile, engraved, stamped or printed. Although any officer of the corporation whose manual or facsimile signature is affixed to such a certificate ceases to be such officer before the certificate is delivered, such certificate, nevertheless, shall be effective in all other respects when delivered.

      SECTION 2. TRANSFER OF SHARES. Such certificates for share shall be transferable upon the books of the corporation by the holders thereof, in person or by a duly authorized attorney, upon surrender and cancellation of certificates for such shares with duly executed assignment and power of transfer endorsed thereon or attached thereto and with such proof of the authenticity of the signatures to such assignment and power of transfer as the corporation, or its agents, may reasonably require.

      SECTION 3. TRANSFER AGENTS AND REGISTRARS. The Board of Directors of the corporation may appointment or revoke the appointment of Transfer Agents and Registrars and may require all certificates for shares to bear the signatures of such Transfer Agents and Registrars, or any of them.

      SECTION 4. LOST, STOLEN OR DESTROYED CERTIFICATES. If any certificates for shares are lost, stolen or destroyed, the Board of Directors may authorize the execution and delivery of a new certificate in place thereof, upon such terms and conditions as it may deem advisable. The Board of Directors, in its discretion, may refuse to execute and deliver such new certificate until the corporation has been indemnified to its satisfaction and until it is protected to its satisfaction by a final order of decree of a court of competent jurisdiction.

      SECTION 5. REGISTERED SHAREHOLDERS. A person in whose name shares are of record on the books of the corporation shall conclusively be deemed the unqualified owner thereof, for all purposes, and to have capacity to exercise all rights of ownership. Neither the corporation nor any Transfer Agent of the corporation shall be bound to recognize any equitable interest in or claim to such shares on the part of any other person, whether disclosed upon such certificate or otherwise, nor shall they be obligated to see to the execution of any trust or obligation.

                                    ARTICLE X
                                   FISCAL YEAR

      The fiscal year of the corporation shall end on the 31st day of December, in each year, or on such other day as may from time to time be fixed by the Board of Directors.

                                   ARTICLE XI
                         CONTRACTS, CHECKS, NOTES, ETC.

      All contracts, agreements and other instruments authorized by the Board of Directors, and all checks, drafts, notes, bonds, bills of exchange and orders for the payment of money shall, unless otherwise directed by the Board of Directors or unless otherwise required by law, be signed by any one of the following officers of the corporation: President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary. The Board of Directors may, however, authorize any one of said officers to sign checks, drafts, and orders for the payment of money, singularly and without necessity of countersignature, and may designate officers and employees of the corporation other than those named above, or different combinations of such officers and employees, who may, in the name of the corporation, execute checks, drafts, and orders for the payment of money in its behalf.

                                   ARTICLE XII
                                      SEAL

      The corporation shall have no seal.

                                  ARTICLE XIII
                                   AMENDMENTS

      This Code of Regulations may be amended or repealed at any meeting of shareholders called for that purpose, by the affirmative votes of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, or, without a meeting, by the written consent of the holders of record of shares entitling them to exercise two-thirds (2/3) of the voting power on such proposal. If the Code of Regulations is amended or new Regulations are adopted without a meeting of the shareholders, the Secretary of the corporation shall mail a copy of the amendment or the new Regulations to each shareholder who would have been entitled to vote thereon and did not participate in the adoption thereof.

                                   ARTICLE IX
                  PROVISIONS IN ARTICLES OF INCORPORATION

      These regulations are at all times subject to the provisions of the Articles of Incorporation of the corporation as the same may be in effect from time to time, including without limitation, the provisions of the Articles of Incorporation granting the holders of Serial Preferred Shares the right to elect two members of the Board of Directors during the pendency of any default in the payment of dividends on their Serial Preferred Shares as said terms are defined in the Articles of Incorporation.

                                                                     Exhibit 12


1999 ANNUAL REPORT




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FARMERS
NATIONAL
BANC CORP

              ABOUT THE THEME OF THIS ANNUAL REPORT AND ITS COVER:

  "...WITH ALL THE MARVELOUS INVENTIONS THAT HAVE CHANGED OUR COUNTRY AND THE
   BUSINESS ENVIRONMENT - ONE THING HASN'T CHANGED - NO ONE HAS EVER INVENTED ANYTHING BETTER THAN A HUMAN BEING. THESE YOUNG PEOPLE SHOWN ON THE COVER OF
         THIS REPORT ARE CHILDREN AND GRANDCHILDREN OF FARMERS NATIONAL
BANC CORP. SHAREHOLDERS AND EMPLOYEES. CHILDREN SYMBOLIZE ALL OUR HOPES FOR THE
                                    FUTURE."
                         -- FROM THE PRESIDENT'S LETTER

Table of Contents

Highlights of 1999/Board of Directors .......1

Report to Stockholders ......................2-6

Selected Financial Data .....................7-9

Management's Discussion .....................10-17

Stock Prices and Dividends ..................18

Accountant's Report .........................19-33

Description of Business .....................34

Officers ....................................35





Form 10-K


A copy of the Annual Report filed with the Securities and Exchange Commission will be available on March 30, 2000 without charge upon written request to:

Mr. Carl D. Culp, Treasurer
Farmers National Banc Corp.
20 South Broad Street, P.O. Box 555
Canfield, Ohio 44406
Phone: (330) 533-3341

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                              HIGHLIGHTS OF 1999

          SELECTED FINANCIAL DATA (IN THOUSANDS EXCEPT PER SHARE DATA)



FOR THE YEAR                           1999           1998       PERCENT CHANGE
                                    -----------------------------------------------
Net Income .........................$  5,524       $  5,115             8.00%
Return on Average Assets ...........    1.34%          1.34%            0.00%
Return on Average Equity ...........   11.16%         11.65%           -4.21%

PER SHARE
Net Income .........................$   0.73       $   0.70*            4.29%
Book Value .........................    6.77           6.47*            4.64%

BALANCES AT YEAR-END
Assets .............................$431,130       $401,621             7.35%
Securities .........................  76,277         84,319            -9.54%
Net Loans .......................... 318,507        283,113            12.50%
Deposits ........................... 331,463        321,518             3.09%
Stockholders Equity ................  51,894         47,274             9.77%
Shares Outstanding .................   7,659          7,460*            2.67%
Cash Dividends .....................   3,118          2,413            29.22%


 *Adjusted to reflect weighted average shares outstanding adjusted for stock dividends and 2-for-1 stock split.

                               Board of Directors

Standing, from left to right: DAVID C. MYERS, JOSEPH D. LANE, EDWARD A. ORT,
                      RONALD V. WERTZ, BENJAMIN R. BROWN.

Seated, from left to right: RICHARD L. CALVIN, FRANK L. PADEN,
                              WILLIAM D. STEWART.

[PHOTO]

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY                              [PHOTO]
PRESIDENT'S LETTER





DEAR
SHAREHOLDERS,

Throughout 1999, three topics dominated the financial news:

     - Y2K - would it deliver a blow to the world economy?

     - The impact of technology stocks on the national and global markets.

     - Projections and predictions about the Federal Reserve Bank's perceived policy of increasing interest rates to stave off potential inflationary pressures.

     In the midst of all these changes and speculations about shifts in direction, your corporation maintained its strategic course of continued growth and is pleased to report another year of outstanding performance.

PEOPLE MATTER MOST

     In 1999, significant time at your corporation was spent examining the technologies available that will help your bank operate more competitively and efficiently today and in the future.

     However, as we prepared this Annual Report for shareholders, we thought not just about the impact of new technologies - we thought about the impact of people. Farmers National Bank was formed near the end of the 19th Century. stronger than ever, it is entering the 21st Century. Of all the things that have changed over the last 113 years, with all the marvelous inventions that have changed our country and the business environment - one thing that hasn't changed
- No one has ever invented anything better than a human being.

     Your company continues to not only endure, but grow in assets, increase profitability and build a strong capital foundation, because over the years, people with vision - shareholders, directors and staff alike - have made this community bank a lasting institution. People made the decisions about the technologies and services that will position this company to meet the future.

     The cover of this year's Annual Report is our way of celebrating your corporation's exciting future as we move into the new millennium. These young people shown on the cover of this report are children and grandchildren of Farmers National Banc Corp. shareholders and employees. Children symbolize all our hopes for the future. They remind us that the purpose of investing, and indeed the purpose of a community bank - is to build a future of hope and prosperity for our communities.

1999 FINANCIAL
PERFORMANCE HIGHLIGHTS

     Your Board of Directors and Management are pleased with our 1999 results and we remain very optimistic for the continued success of these strategies as we move into the future. It is with pleasure that I share some of the highlights and accomplishments that were attained in 1999.

     We continue to show improvements in the financial performance of the corporation. Net income for the year reached a record high of $5.524 million, up 8 percent over 1998. Nineteen hundred ninety-nine marks the seventeenth consecutive year that net income has increased from the previous year.

     Our Return on Average Assets (ROA) was 1.34 percent and our Return on Average Equity (ROE) was 11.16 percent. Net income was $.73 per share in 1999 as compared to $.70 per share in 1998, representing a 4.2 percent increase. Cash dividends paid on the common stock of Farmers National Banc Corp. was $.42 per share, an increase of 23.5 percent over

[GRAPH]
NET INCOME IN THOUSANDS

1995      $3,576
1996      $4,131
1997      $4,742
1998      $5,115
1999      $5,524


[PHOTO]

Left to right: Benjamin R. Brown, Frank L. Paden, Joseph D. Lane.

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                              PRESIDENT'S LETTER


[GRAPH]
   NET INCOME PER SHARE

1995                $0.51
1996                $0.58
1997                $0.67
1998                $0.70
1999                $0.73


the $.34 per share paid in 1998. This per share data is based on weighted average shares outstanding adjusted for stock dividends and the two-for-one stock split paid in this past year.

     Total assets for the corporation, Farmers National Banc Corp. at year- end were $431 million, an increase of 7.3 percent over the year-end totals in 1998.

     The major increases in the asset category took place in the loan portfolio. During 1999, we originated over $162 million in new loans. The net increase, $35.8 million represents a 12.5 percent increase over last years totals.

     Total net loans are $318.5 million. The 12.5 percent increase in loan growth can be attributed mainly to increases in the commercial real estate category and the indirect loan category.

     We increased the commercial real estate category by 26 percent from $44.3 million in 1998 to $55.9 million on December 31, 1999. These types of loans were originated primarily within our local communities along with a few customers expanding into other markets. Our Indirect Lending Department deals with a local network of some 150 new and used car dealers. We were able to originate nearly $80 million of new loans spread over some 6,200 loan accounts. This loan category had a net increase of 22 percent from $99.7 million in 1998 to $121.9 million in 1999.

[PHOTO]

Left to right: William D. Stewart,
Richard L. Calvin, David C. Myers.


     Our asset quality continues to improve as delinquent loans, non- performing loans and loans on a non-accrual basis all declined. Total non- performing loans are down 26 percent from the previous year end; and net loan losses improved by 30 percent from December 31, 1998. Net loan losses as a percentage of average loans improved to .13 percent as compared to .21 percent in 1998. The Reserve for Loan Losses currently represents 550 percent of non-performing loans as of December 31, 1999 and 1.28 percent of total loans outstanding. These improvements are a direct result of our standard credit underwriting policies and sound collection procedures.

     Shareholder's Equity continues to grow at a pace faster than both our assets and net income. Total shareholder equity at year-end 1999 is reported to be $51.9 million, representing a 9.7 percent increase from the same period in 1998. This capital position gives the Bank an 11 percent Tier I capital to asset ratio. This capital ratio is in excess of the regulatory minimum guidelines and puts the corporation near the top percentile in comparison to our peer group banks.

     Approximately 89 percent of our shareholders participate in our Dividend Reinvestment Plan (DRIP). These shareholders have elected to allow their cash dividends to be used to purchase additional shares of our common stock. In addition, approximately 22 percent of those shareholders have made supplemental cash contributions that are also used to purchase shares of stock. These cash dividends and supplemental contributions totaled nearly $3.5 million dollars during 1999, purchasing -approximately 200,000 shares of new common stock that were issued to existing shareholders.

     This DRIP continues to provide us with additional capital and your management takes seriously its responsibility to investigate ways to further invest this capital and strengthen shareholder value. Such high levels of participation in the Dividend Reinvestment Plan is commonly perceived by analysts as indicating strong shareholder trust in their corporation as an investment, and I thank you for this confidence.

     During 1999, the adjustments in the market value of our common stock were indicative of what has transpired in the banking industry over the past eighteen months. We cannot give you any one reason for


[PHOTOS]

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
PRESIDENT'S LETTER


                                   [PHOTO]


the decline in market value of our common stock that has transpired since March 1999. Banks and financial stocks endured a rough ride last year, but it hardly tarnished any objective view of their overall market performance through much of the last decade.

     Earlier in the decade, banks emerged from the worst credit debacle since the Great Depression. Industry consolidation accelerated and served as a catalyst for more investor interest during the middle years of the nineties. Later in the decade, bank management embraced new tools for capital management and balance sheet management that sparked additional positive trends. Stock repurchase programs gained popularity in the banking sector. Up until the end of 1997, bank stocks were challenging the technology sector for honors as the best performing stocks of the decade.

     Bringing us up now to 1999, and looking specifically at our own market performance in 1999, here are the objective facts: our Board increased cash dividends; our balance sheet remains strong; our earnings have improved; our asset quality is good; net losses have decreased and we anticipate some future products that will contribute to the value of this corporation.

     Obviously, these are times where efforts and performance of our company continue to improve, yet the current market value and price of the stock declines. However, over the long-term, market performances historically reflect the actual strength and profitability of an industry and individual corporations, and we expect the same will hold true for banking institutions, and your corporation in particular.

     In early January 2000, the Board of Directors announced the adoption of a Stock Repurchase Program. This gives management another tool to strategically manage our capital position with the long term goal of continuing to enhance shareholder value.

     We plan to continue to manage the corporation in a manner that adds long-term value to the shareholder-investor. Those investors seeking higher short-term gain and willing to accept risk need to look to other places for investments. Please take the opportunity to review Management's Discussion which gives a complete analysis of the financial condition and results of operations for the corporation in 1999.

OPERATIONS

     Over the past few years, our efforts have been directed to the improvement and expansion of our branch office network. Dating back to late 1995, we have been able to open branch offices in Columbiana, Leetonia, Damascus and most recently, in February 1999, our newest branch office located on Rt. 224 inside the Poland Village boundaries. In addition to these new offices, our Western Reserve Office and our Austintown Office went through major renovation projects. All of these improvements were done with the goal to accommodate the new economic growth in those market areas and to better meet the demands for our existing customer base. Each one of our branch locations now has 24 hour ATMs and full service banking facilities along with convenient drive-up banking.

     The capital improvement project within our branch system is an ongoing program and various enhancements for the purpose of better serving our customers are planned.

     We also plan to finalize a master real estate plan for our real estate holdings adjacent to our main office location on Broad St. in Canfield. This project is "in process" and includes feasibility studies regarding expansion to best suit our current needs, but to also take into account what will be needed to meet the needs of the financial services industry in the future. Strategically, we will continue to investigate additional ways to expand and grow this corporation.

[GRAPH]
TOTAL STOCKHOLDERS EQUITY IN THOUSANDS


1995      $33,976
1996      $34,809
1997      $40,923
1998      $47,274
1999      $51,894



[PHOTO]
Edward A. Ort and Ronald V. Wertz

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                              PRESIDENT'S LETTER
[PHOTO]

[PHOTO]
Left to right: Carl D. Culp, Barbara C. Fisher, Roy A. Jackson.


CHANGING REGULATIONS+NEW
TECHNOLOGIES=NEW OPPORTUNITIES

     On November 12, 1999, President Clinton signed the Gramm-Leach- Bliley Act of 1999. This financial modernization law is expected to have a major impact on cross-industry mergers, customer privacy and lending in lower-income communities.

     The core of this bill gives banking institutions the ability to offer all financial products and services, today, in the future, and to do so on a level playing field with non-bank competitors. The enactment of this new bill marks the culmination of a financial services modernization effort that began in the early 1980's. Undoubtedly, as some of these issues unfold, you will see some positive trends to help the banking industry expand products and services.

     Technology continues to be the driving force for the future. Every industry is being affected with new and improved sources and types of technology. Some of these technological changes offer speed and convenience; some improve efficiencies; while some products are less expensive to purchase and maintain. Strategically, this technology issue is a prime factor in the design of the banking and financial services industry in the future. Almost everyone has been subject to the media campaigns of the on-line stock trading companies that offer the consumer the ability to transact stocks and mutual funds trading on a daily or even hourly basis.

     The challenge that our management team anticipates is to find the right mix of technology and personal customer service that will make our financial institution rise above the others. We are committed to meeting this challenge. The Y2K issue was a non event at our bank as we went from December 31, 1999 to January 1, 2000. Our internal systems did not have any Y2K glitches and this event passed virtually without incident. Our staff spent countless hours over the past three years in preparation for the century date change issue. A major part of our time and money spent on this issue was in the form of communicating the efforts and progress of the entire banking industry, to our shareholders and our customers. I want to thank you for your patience and all the cooperation in dealing with this matter. The successful resolution to this potentially ominous event demonstrates the quality and integrity of our national banking system and the knowledge and abilities of the individuals it employs.

NEW PRODUCTS

     With Y2K behind us, we now direct our attention to the implementation of two new products and services that will be made available to our customers in the first quarter of 2000.

     Our Internet banking and phone banking products will provide a secure, direct customer link through the Internet or over the phone. It will give our deposit customers the capability to conduct most banking functions in the comfort of their own home, or wherever they have access to a computer or phone.

     These products will allow you to inquire about your deposit accounts, verify checks and deposits, transfer money between accounts, pay bills, and a variety of other features. Plans are to give access through a link from the Bank's home page at WWW.FNBCANFIELD.COM or go directly to the online banking site from your desktop computer. When you visit this site, you will be able to demo the Internet banking product as well as get other pertinent information about the Bank, our locations, current interest rates on loans, investments and miscellaneous data on other products and services we offer. The phone banking product will also be introduced at the same time as Internet banking. This automated phone system will provide virtually the same features as Internet banking - all


[PHOTO]
Left to right: Mark L. Graham, Frederick M. Kotheimer, Donald F. Lukas

                                                                  [PHOTO]

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
PRESIDENT'S LETTER

[PHOTO]
Left to right: Bradley S. Henderson,
Alfred F. Ridel, Anthony F. Peluso




completed over a touch tone phone. We are excited and anxious to get these new products in production.

     In closing, I would like to offer special thanks to our shareholders, directors, officers and employees for their loyal patronage of our services and steadfast commitment to our bank. Market forces create change and new choices, new technologies create opportunities... but people always have been and always will be at the core of the value of our franchise.

Sincerely,


/s/ Frank L. Paden,


Frank L. Paden,
President & CEO

[GRAPH]
TOTAL LOANS IN THOUSANDS


1995      $229,249
1996      $263,504
1997      $271,665
1998      $283,113
1999      $318,507

[GRAPH]
TOTAL ASSETS IN THOUSANDS

1995      $314,229
1996      $338,112
1997      $368,449
1998      $401,460
1999      $431,004

[PHOTO]

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                         SELECTED FINANCIAL DATA


                                                           (In Thousands except Per Share Data)
  FOR THE YEARS ENDING                             1999        1998        1997        1996        1995
                                                 --------------------------------------------------------
SUMMARY OF EARNINGS
  Total Interest Income (including fees on loans)$ 30,511    $ 29,227    $ 27,576    $ 24,877    $ 21,960
  Total Interest Expense ........................  12,574      12,736      12,129      10,756       9,688
                                                 --------------------------------------------------------
  Net Interest Income ...........................  17,937      16,491      15,447      14,121      12,272
  Provision for Credit Losses ...................     840         840         855         655         270
  Total Other Income ............................   1,634       1,698       1,768       1,478       1,342
  Total Other Expense ...........................  10,663       9,815       9,418       8,883       8,118
                                                 --------------------------------------------------------
  Income Before Federal Income Taxes ............   8,068       7,534       6,942       6,061       5,226
  Federal Income Taxes ..........................   2,544       2,419       2,200       1,930       1,650
                                                 --------------------------------------------------------
  NET INCOME ....................................$  5,524    $  5,115    $  4,742    $  4,131    $  3,576
                                                 ========================================================
PER SHARE DATA (NOTE)
  Net Income ....................................$   0.73    $   0.70    $   0.67    $   0.58    $   0.51
  Cash Dividends Paid ...........................    0.42        0.34        0.29        0.22        0.20
  Book Value at Year-End ........................    6.77        6.47        5.86        5.26        5.17

BALANCES AT YEAR-END
  Total Assets ..................................$431,130    $401,621    $368,449    $338,112    $314,229
  Earning Assets ................................ 402,733     377,115     349,102     319,449     294,122
  Total Deposits ................................ 331,463     321,518     305,830     283,810     267,955
  Net Loans ..................................... 318,507     283,113     271,665     263,504     229,249
  Total Stockholder's Equity ....................  51,894      47,274      40,923      34,809      33,976

AVERAGE BALANCES
  Total Assets ..................................$412,802    $381,078    $354,005    $325,537    $297,159
  Total Stockholder's Equity ....................  49,512      43,888      37,431      35,629      31,177

SIGNIFICANT RATIOS
  Return on Average Assets (ROA) ................    1.34%       1.34%       1.34%       1.27%       1.20%
  Return on Average Equity (ROE) ................   11.16       11.65       12.67       11.60       11.45
  Average Earning Assets/Average Assets .........   94.74       94.95       95.28       94.88       94.75
  Average Equity/Average Assets .................   11.99       11.52       10.57       10.94       10.49
  Net Loans/Deposits ............................   96.09       88.06       88.83       92.85       85.56
  Allowance for Credit Losses/Total Loans .......    1.28        1.29        1.25        1.20        1.25
  Allowance for Credit Losses/Nonperforming Loans  550.89      364.39      383.13      152.42      192.87
  Efficiency Ratio ..............................   54.48       53.96       54.71       56.50       59.63
  Cash Dividends as a Percentage of Net Income ..   56.44       47.17       41.29       35.22       35.46
  Dividends Per Share to Net Income Per Share ...   57.53       47.89       41.73       36.07       36.04


 NOTE: Per share data is based on weighted average shares outstanding adjusted for stock dividends and 2-for-1 stock split.

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
SELECTED FINANCIAL DATA

                                                              AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES

                                                                            (In Thousands of Dollars)
   YEARS ENDED DECEMBER 31,                             1999                            1998                         1997
                                        --------------------------------------------------------------------------------------------
EARNING ASSETS
                                           AVERAGE                        AVERAGE                       AVERAGE
                                           BALANCE     INTEREST   RATE    BALANCE     INTEREST   RATE   BALANCE    INTEREST    RATE
                                            ------      -----     ----      -----         ---    ----     -----         ---    ----
  Loans ..............................   $ 303,914  $  25,763     8.48% $ 281,660   $  24,585    8.73% $268,581   $  23,487    8.74%
  Taxable securities .................      68,086      3,783     5.56     62,864       3,695    5.88    51,520       3,123    6.06
  Tax-exempt securities ..............      14,003      1,078     7.70      9,700         817    8.42     8,072         712    8.82
  Federal funds sold .................       5,065        252     4.98      7,616         408    5.36     9,116         503    5.52
                                         -------------------------------------------------------------------------------------------
  Total earning assets ...............     391,068     30,876     7.90    361,840      29,505    8.15   337,289      27,825    8.25

NONEARNING ASSETS
  Cash and due from banks ............      14,250                         12,509                        11,001
  Premises and equipment .............       8,018                          6,433                         5,647
  Allowance for Loan Losses ..........      (3,872)                        (3,598)                       (3,282)
  Other assets .......................       3,338                          3,894                         3,350
                                         -------------------------------------------------------------------------------------------
  Total Assets .......................   $ 412,802                      $ 381,078                      $354,005
                                         ===========================================================================================

INTEREST-BEARING LIABILITIES
  Time deposits ......................   $ 147,941  $   7,855     5.31% $ 148,569   $   8,407    5.66% $141,659   $   8,094    5.71%
  Savings deposits ...................      81,721      1,956     2.39     76,720       1,984    2.59    74,117       1,870    2.52
  Demand deposits ....................      63,957        976     1.53     58,143       1,198    2.06    54,560       1,141    2.09
  Repurchase agreements ..............      27,068      1,096     4.05     18,059         790    4.37    15,039         676    4.49
  Borrowings .........................      11,908        691     5.80      6,203         357    5.76     6,000         348    5.80
                                         -------------------------------------------------------------------------------------------
  Total Interest-Bearing
     Liabilities .....................     332,595     12,574     3.78    307,694      12,736    4.14   291,375      12,129    4.16

NONINTEREST-BEARING LIABILITIES
  Demand deposits ....................      26,911                         25,002                       21,868
  Other Liabilities ..................       3,784                          4,494                        3,331
  Stockholder's equity ...............      49,512                         43,888                       37,431
                                         -------------------------------------------------------------------------------------------
  Total Liabilities and
     Stockholders'Equity .............   $ 412,802                      $ 381,078                      $354,005
                                         -------------------------------------------------------------------------------------------
 Net interest income .................               $ 18,302                       $  16,769                      $ 15,696
                                         ===========================================================================================
 Net interest income to earning assets                            4.68%                          4.64%                         4.65%



 Fully taxable equivalent basis computed at 35% in 1999,1998 and 1997.

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                         SELECTED FINANCIAL DATA

                            RATE AND VOLUME ANALYSIS

The following table analyzes by rate and volume the dollar amount of changes in the components of the interest differential:

                                                               (In Thousands of Dollars)
                                          1999 CHANGE FROM 1998                    1998 CHANGE FROM 1997
                                    Net       Change Due      Change Due     Net        Change Due     Change Due
                                   Change      To Volume        To Rate     Change       To Volume       To Rate
                                  -------------------------------------------------------------------------------

TAX EQUIVALENT INTEREST INCOME

  Loans ....................      $ 1,178       $ 1,940       $  (762)      $ 1,098       $ 1,134       $   (36)
  Taxable securities .......           88           306          (218)          572           686          (114)
  Tax-exempt securities ....          261           362          (101)          105           144           (39)
  Federal funds sold .......         (156)         (137)          (19)          (95)          (83)          (12)
                                  ------------------------------------------------------------------------------
  Total interest income ....      $ 1,371       $ 2,471       $(1,100)      $ 1,680       $ 1,881       $  (201)
                                  ------------------------------------------------------------------------------
INTEREST EXPENSE
  Time deposits ............      $  (552)      $   (35)      $  (517)      $   313       $   391       $   (78)
  Savings deposits .........          (28)          132          (160)          114            63            51
  Demand deposits ..........         (222)          119          (341)           57            74           (17)
  Repurchase agreements ....          306           393           (87)          114           136           (22)
  Borrowings ...............          334           329             5             9            11            (2)
                                  ------------------------------------------------------------------------------
  Total interest expense ...      $  (162)      $   938       $(1,100)      $   607       $   675       $   (68)
                                  ------------------------------------------------------------------------------
  Increase in tax equivalent
    net interest income ....      $ 1,533       $ 1,533       $     0       $ 1,073       $ 1,206       $  (133)
                                  ==============================================================================

     The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the relative size of the rate and volume changes.

                             QUARTERLY FINANCIAL DATA
                                                       (In Thousands except Per Share Data)
QUARTER ENDED 1999                              March 31    June 30    September 30    December 31
                                                ---------------------------------------------------
Total interest income .......................    $7,299      $7,524        $7,775        $7,913
Total interest expense ......................     3,033       3,051         3,141         3,349
                                                ---------------------------------------------------
Net interest income .........................     4,266       4,473         4,634         4,564
Provision for credit losses .................       210         210           210           210
Non-interest income .........................       400         403           408           423
Non-interest expense ........................     2,610       2,685         2,660         2,708
                                                ---------------------------------------------------
Income before federal income taxes ..........     1,846       1,981         2,172         2,069
Federal income taxes ........................       586         624           689           645
                                                ---------------------------------------------------
Net income ..................................    $1,260      $1,357        $1,483        $1,424
                                                ===================================================
Per share data:
  Net income ................................    $ 0.17      $ 0.17        $ 0.20        $ 0.19
  Dividends .................................    $ 0.09      $ 0.10        $ 0.11        $ 0.12

                                                        (In Thousands except Per Share Data)
QUARTER ENDED 1998                              March 31     June 30    September 30   December 31
                                                ---------------------------------------------------
Total interest income ............               $7,059      $7,280        $7,414        $7,474
Total interest expense ...........                3,154       3,135         3,184         3,263
                                                ---------------------------------------------------
Net interest income ..............                3,905       4,145         4,230         4,211
Provision for credit losses ......                  210         210           210           210
Non-interest income ..............                  419         423           438           418
Non-interest expense .............                2,433       2,453         2,482         2,447
                                                ---------------------------------------------------
Income before federal income taxes                1,681       1,905         1,976         1,972
Federal income taxes .............                  539         612           637           631
                                                ---------------------------------------------------
Net income .......................               $1,142      $1,293        $1,339        $1,341
                                                ===================================================
Per share data:
  Net income .....................               $ 0.16      $ 0.18        $ 0.18        $ 0.18
  Dividends ......................               $ 0.08      $ 0.08        $ 0.09        $ 0.09

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION

            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following financial review presents an analysis of the assets and liability structure of the Corporation and a discussion of the results of operations for each of the periods presented in this annual report of liquidity, capital and credit quality. Certain statements in this report that relate to Farmers National Banc Corp.'s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

RESULTS OF OPERATIONS

     The Corporation's net income totaled $5.524 million during 1999, an increase of 8% from $5.115 million for 1998. On a per share basis, net income was $.73 for 1999 as compared to $.70 for 1998 and $.67 for 1997. Common comparative ratios for results of operations include the return on average assets and return on average stockholders equity. For 1999, the return on average equity was 11.16% as compared to 11.65% for 1998 and 12.67% for 1997. The return on average assets was 1.34% for 1999, 1998 and 1997.

     These results of operations are the direct result of management's concerted efforts to control expenses and increase interest from our interest bearing assets. Overall growth in deposits and other fundings sources and the use of those funds in the loan portfolio, particularly commercial real estate and indirect installment loans, together with control over the bank's general expenses have produced these results.

NET INTEREST INCOME

     Net interest income, the principal source of the Corporation's earnings, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. For 1999, net interest income increased $1.446 million or 8.77% over 1998. The increase for 1998 was $1.044 million or 6.76% over 1997. Interest-earning assets averaged $391.068 million during 1999 representing a 8.08% increase over 1998, while 1998 averaged $361.840 million or a 7.28% increase over 1997.

     The Corporation finances its earning assets with a combination of interest-bearing and interest-free funds. The interest-bearing funds are composed of deposits, short-term borrowings and long-term debt. Interest paid for the use of these funds is the second factor in the net interest income equation. Interest-free funds, such as demand deposits and stockholders equity, require no interest expense and, therefore, contribute significantly to net interest income.

     The profit margin, or spread, on invested funds is a key performance measure. The Corporation monitors two key performance indicators - net interest spread and net interest margin. The net interest spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The net interest margin represents the overall profit margin: net interest income as a percentage of total interest-earning assets. This performance indicator gives effect to interest earned for all investable funds including the substantial volume of interest-free funds. For 1999, the net interest margin, measured on a fully taxable equivalent basis was 4.68% in comparison to 4.64% for 1998 and 4.65% for 1997.

     Total interest income was $30.511 million for 1999 as compared to $29.227 million and $27.576 million for 1998 and 1997, respectively. The 4.39%increase in interest income is largely attributed to a $1.178 million or 4.79% increase in income from loans. Average loans increased 7.9% during the past year, but this growth was offset by a decline in the overall yield from 8.73% in 1998 to 8.48% in 1999. Income from securities increased $262 thousand or 6.19%,which was driven by a 13.13% increase in the average balance of securities available for sale. The drop in the overall rate environment in the first half of the year caused the tax equated yields on securities to drop from 6.22% in 1998 to 5.92% in 1999.

     Total interest expense amounted to $12.574 million for 1999, representing a 1.27% decrease from 1998 while interest expense of $12.736 million for 1998 represents a 5% increase from 1997. The decrease in interest expense is primarily due to a lower level on interest paid on average interest-bearing liabilities. The Corporation saw its' interest expense on interest-bearing liabilities drop from 4.14% in 1998 to 3.78% in 1999. This decrease in interest costs was offset by an 8.09% increase in the average balance of interest bearing liabilities, changing from $307.694 million in 1998 to $332.595 million in 1999.

OTHER INCOME

     Total other income decreased $64 thousand or 3.77% from 1998. Most of this decrease is a result of changing our merchant services program to an out sourced system. Although this change has decreased fees on merchant activities by $110 thousand, the corporation has lessened its exposure to operational risk associated with this type of service, and has also decreased its' merchant expenses by $82 thousand. Management continues to explore new products and nontraditional banking services that could increase other income in future years.

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                         MANAGEMENT'S DISCUSSION

OTHER EXPENSES

     Total other expenses for 1999 increased 8.64% over 1998 as compared to an increase of 4.22% from 1998 over 1997. The rise in other expenses is primarily due to other operating expenses, which increased $240 thousand or 8.06% from 1998. These expenses are increasing each year due primarily to asset growth and the increased volume of the operations of the Bank. Salaries and employee benefits also increased $473 thousand or 9.20%. This increase is the result of hiring additional employees to staff the new branch offices. Management will continue to closely monitor and keep the increases in other expenses to a minimum.

INCOME TAXES

     Federal income taxes are computed using the appropriate effective tax rates for each period. The effective tax rates are less than the statutory tax rate primarily due to nontaxable interest and dividend income. The effective federal income tax rate was 32% for the periods ending 1999, 1998 and 1997.

MARKET RISK

     Important considerations in asset/liability management are liquidity, the balance between interest rate sensitive assets and liabilities and the adequacy of capital. Interest rate sensitive assets and liabilities are those which have yields on rates subject to change within a future time period due to maturity of the instrument or changes in market rates. While liquidity management involves meeting the funds flow requirements of the Corporation, the management of interest rate sensitivity focuses on the structure of these assets and liabilities with respect to maturity and repricing characteristics. Balancing interest rate sensitive assets and liabilities provides a means of tempering fluctuating interest rates and maintaining net interest margins through periods of changing interest rates. The Corporation monitors interest rate sensitive assets and liabilities to determine the overall interest rate position over various time frames.

     The Corporation considers the primary market exposure to be interest rate risk. Simulation analysis is used to monitor the Corporation's exposure to changes in interest rates, and the effect of the change to net interest income. The following table shows the effect on net interest income in the event of a sudden and sustained 100 or 200 basis point increase or decrease in market interest rates:

                             (In Thousands of Dollars)
          CHANGES IN                 CHANGE IN                  % CHANGE
         INTEREST RATE              NET INTEREST                 IN NET
         (BASIS POINTS)                INCOME                INTEREST INCOME
         -------------------------------------------------------------------
             -200                       -376                     -2.10%
             -100                       - 92                     - .51%
              100                       -112                     - .62%
              200                       -419                     -2.34%

     The results of this analysis comply with internal limits established by the Corporation. A report on interest rate risk is presented to the Board of Directors and the Asset/Liability Committee on a quarterly basis. The Corporation has no market risk sensitive instruments held for trading purposes, nor does it hold derivative financial instruments, and does not plan to purchase these instruments in the future.

     With the largest amount of interest sensitive assets and liabilities maturing within twelve months, the Corporation monitors this area most closely. The Corporation does not emphasize interest sensitivity analysis beyond this time frame because it believes various unpredictable factors could result in erroneous interpretations. Early withdrawal of deposits, prepayments of loans and loan delinquencies are some of the factors that could have such an effect. In addition, changes in rates on interest sensitive assets and liabilities may not be equal, which could result in a change in net margin.

     Interest rate sensitivity management provides some degree of protection against net interest income volatility. It is not possible or necessarily desirable to attempt to eliminate this risk completely by matching interest sensitive assets and liabilities. Other factors, such as market demand, interest rate outlook, regulatory restraint and strategic planning also have an effect on the desired balance sheet structure.

LIQUIDITY

     The Corporation maintains, in the opinion of management, liquidity sufficient to satisfy depositors' requirements and meet the credit needs of customers. The Corporation depends on its ability to maintain its market share of deposits as well as acquiring new funds. The Corporation's ability to attract deposits and borrow funds depends in large measure on its profitability, capitalization and overall financial condition.

     Principal sources of liquidity for the Corporation include assets considered relatively liquid such as short-term investment securities, federal funds sold and cash and due from banks.

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION

     Along with its liquid assets, the Corporation has additional sources of liquidity available which help to insure that adequate funds are available as needed. These other sources include, but are not limited to, loan repayments, the ability to obtain deposits through the adjustment of interest rates and the purchasing of federal funds and borrowings on approved lines of credit at three major domestic banks. At December 31, 1999, the Corporation had not borrowed against these lines of credit. Management feels that its liquidity position is more than adequate and will continue to monitor the position on a monthly basis. The Corporation also has additional borrowing capacity with the Federal Home Loan Bank of Cincinnati, as well as access to the Federal Reserve Discount Window, which provides an additional source of funds. Advances outstanding from the Federal Home Loan Bank at December 31,1999 amounted to $15.936 million.

     Cash flows generated from operating activities increased 12.21% to $8.418 million in 1999 compared to $7.502 million in 1998. This increase is a result of an increase in total interest received, as explained in the Net Interest Income section of this report. Cash flows used in investing activities increased 12.18% to $33.764 million in 1999 compared to $30.098 million in 1998. This increase in cash used in investing activities primarily resulted from a $38.473 million increase in net loans to customers. Cash flows provided from financing activities increased slightly to $26.333 million as compared to $26.094 million in 1998. Approximately $15.654 million of this cash from financing activities resulted from an increase in customer deposits, while $10.593 million came from increases in Federal Home Loan Bank borrowings.

MATURITIES AND SENSITIVITIES OF LOANS TO INTEREST RATES

     The following schedule shows the composition of loans and the percentage of loans in each category at the dates indicated:

                                                                               (In Thousands of Dollars)
      YEARS ENDED DECEMBER 31,            1999             1998                 1997                1996                1995
                                  ------------------------------------------------------------------------------------------------
Commercial, Financial
 and Agricultural ..............  $ 11,650    3.6%  $ 10,885    3.8%    $ 10,784     3.9%    $  8,454     3.1%    $ 19,842    8.6%
Real Estate - Mortgage .........   172,926   53.6    157,918   55.1      147,979    53.8      136,212    51.1      110,870   47.9
Installment Loans to Individuals   138,059   42.8    117,999   41.1      116,331    42.3      122,036    45.8      100,748   43.5
                                  ------------------------------------------------------------------------------------------------
Total Loans ....................  $322,635  100.0%  $286,802  100.0%    $275,094   100.0%    $266,702   100.0%    $231,460  100.0%
                                  ================================================================================================

     The following schedule sets forth maturities based on remaining scheduled repayments of principal for various categories of loans listed above as of December 31,1999:

                                                               (In Thousands of Dollars)
     TYPES OF LOANS                                 1 YEAR OR LESS     1 TO 5 YEARS     OVER 5 YEARS
Commercial,Financial and Agricultural ........       $     4,761        $  5,233         $  1,656
                                                    =================================================

     The amounts of commercial, financial and agricultural loans as of December 31, 1999, based on remaining scheduled repayments of principal, are shown in the following table:

                                                            (In Thousands of Dollars)
LOAN SENSITIVITIES                                1 Year or less      Over 1 Year       Total
  Floating or Adjustable Rates of Interest ....   $    3,258          $     899       $   4,157
  Fixed Rates of Interest .....................        1,503              5,990           7,493
                                                  ---------------------------------------------
  Total Loans .................................   $    4,761          $   6,889       $  11,650
                                                  =============================================

LOAN PORTFOLIO

     Total net loans were $318.507 million at year-end 1999 compared to $283.113 million at year-end 1998. This represents an increase of $35.394 million or 12.5%. Loans comprised 78% of the Bank's average earning assets in 1999 and 1998. The product mix in the Loan Portfolio shows Commercial Loans comprising 3.6%, Real Estate Mortgage Loans (Residential and Commercial) 53.6% and Installment Loans to Individuals 42.8% at December 31, 1999 compared with 3.8%, 55.1% and 41.1%, respectively, at December 31, 1998.

     Loans contributed 84% of total interest income in 1999 and 1998. Loan yield was 8.48% in 1999, 58 basis points greater than the average rate for total earning assets. Management recognizes that while the Loan Portfolio holds some of the Bank's highest yielding assets, it is inherently the most risky portfolio. Accordingly, Management attempts to balance credit risk versus return with conservative credit standards. Management has developed and maintains comprehensive underwriting guidelines and a loan review function which monitors credits during and after the approval process. To minimize risks associated with changes in the borrower's future repayment capacity, the Bank generally requires scheduled periodic principal and interest payments on all types of loans and normally requires collateral.

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                         MANAGEMENT'S DISCUSSION

     Installment Loans to Individuals increased from $117.999 million on December 31, 1998 to $138.059 million on December 31, 1999 which represents a 17% increase. Management continues to target the automobile dealer network to purchase indirect Installment Loans. Dealer paper was purchased using strict underwriting guidelines with an emphasis on quality. Indirect Loans comprise 88.3% of the Installment Loan Portfolio. Net loan losses on the Installment Loan portfolio were $343 thousand in 1999 as compared to $487 thousand in 1998. When these net loan losses are stated as a percentage of Installment Loans outstanding, the Bank improved from .41% in 1998 to .25% in 1999.

     Real Estate Mortgage Loans increased to $172.926 million at December 31, 1999, an increase of 9.5% over 1998. Most of this increase took place in non-residential real estate loans and home equity lines of credit, which increased $11.597 million and $3.926 million respectively. This portfolio consists of $116.958 million of 1-4 family residential properties and $55.968 million in non-residential real estate properties, generally made within the Bank's primary market area. The Corporation originated both fixed rate and adjustable rate mortgages during 1999. All mortgage loans made in 1999 are held in the Mortgage Loan portfolio and are not sold on the secondary market. Fixed rate terms are generally limited to fifteen year terms while adjustable rate products are offered with maturities up to thirty years.

     Commercial Loans at December 31, 1999 increased slightly from year-end 1998 with outstanding balances of $11.650 million. The Bank's commercial loans are granted to customers within the immediate trade area of the Bank. The mix is diverse, covering a wide range of borrowers and business types. The Bank monitors and controls concentrations within a particular industry or segment of the economy. These loans are made for purposes such as equipment purchases, capital and leasehold improvements, the purchase of inventory, general working capital purposes and small business lines of credit.

SUMMARY OF LOAN LOSS EXPERIENCE

     The following is an analysis of the allowance for loan losses for the periods indicated:

                                                                 (In Thousands of Dollars)
 YEARS ENDED DECEMBER 31,                     1999           1998           1997           1996           1995
                                            --------------------------------------------------------------------
Balance at Beginning of Year .........      $ 3,689        $ 3,429        $ 3,198        $ 2,911        $ 2,746
Loan Losses:
 Commercial,Financial and Agricultural          (27)           (63)             0            (75)            (1)
 Real Estate-Mortgage ................          (75)           (39)             0            (22)             0
 Installment Loans to Individuals ....         (614)          (772)          (824)          (455)          (275)
                                            --------------------------------------------------------------------
 Total Loan Losses ...................         (716)          (874)          (824)          (552)          (276)
Recoveries on Previous Loan Losses:
 Commercial,Financial and Agricultural           12              0              3              9             44
 Real Estate-Mortgage ................           32              9             40             15              0
 Installment Loans to Individuals ....          271            285            157            160            127
                                            --------------------------------------------------------------------
 Total Recoveries ....................          315            294            200            184            171
                                            --------------------------------------------------------------------
Net Loan Losses ......................         (401)          (580)          (624)          (368)          (105)
Provision Charged to Operations (1) ..          840            840            855            655            270
                                            --------------------------------------------------------------------
Balance at End of Year ...............      $ 4,128        $ 3,689        $ 3,429        $ 3,198        $ 2,911
                                            ====================================================================
Ratio of Net Loan Losses to Average
 Net Loans and Leases Outstanding ....         0.13%          0.21%          0.23%          0.15%          0.05%

     (1) The provisions for possible credit losses charged to operating expense is based on Management's judgment after taking into consideration all factors connected with the collectability of the existing loan portfolio. Management evaluates the loan portfolio in light of economic conditions, changes in the nature and volume of the loan portfolio, industry standards and other relevant factors. Specific factors considered by Management in determining the amounts charged to operating expenses include previous credit loss experience, the status of past due interest and principal payments, the quality of financial information supplied by loan customers and the general condition of the industries in the community to which loans have been made.

     Provisions charged to operations amounted to $840 thousand in 1999 and 1998. The balance in the allowance for credit losses has increased to $4.128 million or 1.28% of loans at December 31,1999. This ratio has increased from the 1.25% reported at December 31,1995. The allowance for credit losses as a percentage of nonperforming loans increased substantially from 364.39% at December 31, 1998 to 550.89% at December 31, 1999.

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION

     The allowance for possible credit losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of the dates indicated:

                                                                     (In Thousands of Dollars)
DECEMBER 31,                             1999                 1998               1997                1996              1995
                                  -------------------------------------------------------------------------------------------------
                                          Loans                  Loans              Loans               Loans              Loans
                                          to Total              to Total           to Total             to Total           to Total
                                  Amount  Loans      Amount      Loans     Amount   Loans    Amount      Loans     Amount  Loans
                                  -------------------------------------------------------------------------------------------------

Commercial, Financial
  and Agricultural                 $   875      3.6%  $     812    3.8%   $  1,928    3.9%   $   1,873    3.1%   $   1,800    8.6%
Real Estate-Mortgage                 1,179     53.6       1,017   55.1         275   53.8          263   51.1          250   47.9
Installment Loans to Individuals     2,074     42.8       1,860   41.1       1,226   42.3        1,062   45.8          861   43.5
                                   -------   ------   ---------  -----    --------  -----    ---------  -----    ---------  -----
                                   $ 4,128    100.0%  $   3,689  100.0%   $  3,429  100.0%   $   3,198  100.0%   $   2,911  100.0%
                                   =======   ======   =========  =====    ========  =====    =========  =====    =========  =====

     The allocation of the allowance as shown in the table above should not be interpreted as an indication that charge-offs in 2000 will occur in the same proportions or that the allocation indicates future charge-off trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

LOAN COMMITMENTS AND LINES OF CREDIT

     In the normal course of business, the banking subsidiary has extended various commitments for credit. Commitments for mortgages, revolving lines of credit and letters of credit generally are extended for a period of one month up to one year. Normally no fees are charged on any unused portion. Normally, an annual fee of two percent is charged for the issuance of a letter of credit.

RISK ELEMENTS

     The following table sets forth aggregate loans in each of the following categories for the years indicated:

                                                                                          (In Thousands of Dollars)
DECEMBER 31,                                                              1999        1998          1997         1996      1995
                                                                         -------------------------------------------------------
Loans Accounted For on a Nonaccrual Basis                                $  310      $ 576         $  493   $     0     $    125
Loans Contractually Past Due 90 Days or More as to Interest or
 Principal Payments (Not Included in Nonaccrual Loans Above)                439        435            402      2,098       1,384
Loans Considered Troubled Debt Restructuring (Not Included
  in Nonaccrual Loans or Contractually Past Due Above)                        0          0              0          0          75

     Management is not aware of any loans not included in the table above where serious doubt exists as to the ability of the borrower to comply with the current loan repayment terms.

     Nonaccrual loans are loans which are 90 days past due and with respect to which, in Management's opinion, collection of interest is doubtful. These loans no longer accrue interest and are accounted for on a cash basis. Loans which are 90 days or more past due but continue to accrue interest are loans which, in Management's opinion, are well secured and are in the process of collection.

     As of December 31, 1999, there were no concentrations of loans exceeding 25% of total loans which are not disclosed as a category of loans. As of that date also, there were no other interest-earning assets that are either nonaccrual, past due, restructured or non-performing.

     The following shows the amounts of contracted interest income and interest income reflected in income on loans accounted for on a nonaccrual basis and loans considered troubled debt restructuring for the periods indicated:

                                                                                     (In Thousands of Dollars)
DECEMBER 31,                                                               1999       1998        1997     1996   1995
                                                                          ---------------------------------------------
Gross Interest Income That Would have been Recorded if the Loans
 had been Current in Accordance with Their Original Terms                 $  13       $  27      $    9    $  7   $  5
Interest Income Included in Income on the Loans                               3           1          13       0      0

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                         MANAGEMENT'S DISCUSSION

INVESTMENT SECURITIES

     The investment securities portfolio decreased 9.54% in 1999. Most of this decrease occurred in U.S. Treasury and U.S. Government agencies, which dropped $9.161 million in 1999. The decrease is primarily attributable to the Corporation's loan growth exceeding increases in customer deposits. Some of the securities maturing in 1999 were used to fund this loan growth, instead of replacing them with new purchases in the investment portfolio. Investments in securities of states and political subdivisions increased $3.16 million, or 28.55%. The Corporation uses these tax-exempt municipal securities to increase investment yields and as a vehicle to lower our overall income tax rate.

     Our objective in managing the investment portfolio is to preserve and enhance corporate liquidity through investment in short and intermediate term securities which are readily marketable and of the highest credit quality. In general, investment in securities is limited to those funds the Bank feels it has in excess of funds used to satisfy loan demand and operating considerations.

     The following table shows the book value of investment securities by type of obligation at the dates indicated:

TYPE                                                                   (In Thousands of Dollars)
DECEMBER 31,                                                    1999            1998             1997
                                                             ------------------------------------------
  U.S. Treasury Securities and Government Agency             $  59,432       $  68,593       $   53,449
  Obligations of States and Political Subdivisions              14,227          11,067            9,145
  Other Securities                                               2,618           4,659            5,712
                                                             ------------------------------------------
                                                             $  76,277       $  84,319       $   68,306
                                                             ==========================================

     A summary of securities held at December 31,1999, classified according to maturity and including weighted average yield for each range of maturities is set forth below:

                                                                               (In Thousands of Dollars)
TYPE AND MATURITY GROUPING                                                          DECEMBER 31,1999
                                                                  BOOK VALUE                WEIGHTED AVERAGE YIELD (1)
                                                                  ----------------------------------------------------
  U.S. Treasury and U.S. Government Agency Securities:
   Maturing Within One Year                                       $       14,962                       5.79%
   Maturing After One Year But Within Five Years                          34,381                       5.65%
   Maturing After Ten Years                                               10,089                       6.45%
                                                                  --------------
   Total U.S. Treasury and U.S. Government Agency Securities:     $       59,432                       5.82%
                                                                  ==============
  Obligations of States and Political Subdivisions
   Maturing Within One Year                                       $          644                       7.28%
   Maturing After One Year But Within Five Years                           1,498                       8.39%
   Maturing After Five Years But Within Ten Years                          4,583                       7.49%
   Maturing After Ten Years                                                7,502                       7.60%
                                                                  --------------
   Total Obligations of States and Political Subdivisions         $       14,227                       7.63%
                                                                  ==============
  Other Securities
   Maturing Within One Year                                       $        2,618                       6.37%
                                                                  ==============

     (1) The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $15.908 thousand, $41.883 thousand, $119.061 thousand and $201.074 thousand for the four ranges of maturities.

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION


DEPOSITS

     Deposits represent the Corporation's principal source of funds. The deposit base consists of demand deposits, savings and money market accounts and other time deposits. During the year, the Corporation's total deposits grew from $321.518 million in 1998 to $331.463 million in 1999, which equates to an increase of 3.09%. Most of this growth occurred in savings and interest-bearing demand deposits, which increased in combined average balances from $134.863 million in 1998 to $145.678 million in 1999,or 8.02%.

AVERAGE DEPOSITS

     The following table shows the classification of average deposits for the periods indicated:

                                                         (In Thousands of Dollars)
AVERAGE BALANCES ON DECEMBER 31,                       1999           1998           1997
                                                    ----------------------------------------
Noninterest-Bearing Demand Deposits                 $  26,911      $  25,002      $  21,868
Interest-Bearing Demand Deposits                       63,957         58,143         54,560
Savings Deposits                                       81,721         76,720         74,117
Time Deposits                                         147,941        148,569        141,659
                                                    ---------      ---------      ---------
Total Average Deposits                              $ 320,530      $ 308,434      $ 292,204
                                                    =========      =========      =========

The following shows the average rate paid on the following deposit categories for the periods indicated:

Years ended December 31,                        1999            1998          1997
                                            ----------------------------------------
Interest-Bearing Demand Deposits                1.53%           2.06%         2.09%
Savings                                         2.39%           2.59%         2.52%
Time Deposits                                   5.31%           5.66%         5.71%

     The steady increase in total deposits over the years reflects management's efforts to continue to insure the growth of the Bank and to maintain a viable banking institution. During 1999,the Bank has attracted deposits due to its effort to remain competitive in the local community as to rates paid for all types of deposits, particularly in the time deposit area. The Bank has been at or near the top in interest rates paid to depositors throughout 1999.

CAPITAL RESOURCES

     The capital management function is a continuous process which consists of providing capital for both the current financial position and the anticipated future growth of the Corporation. Important to this process is internal equity generation, particularly through earnings retention. Internal capital generation is measured as the percent of return on equity multiplied by the percent of earnings retained. The return on average equity was 11.16%,11.65% and 12.67% for 1999, 1998 and 1997, respectively. Total cash dividends declared in 1999 represented 56.44% of net income as compared to 47.17% in 1998 and 41.29% in 1997. The resulting internal equity growth percentage amounted to 4.86% in 1999 as compared to 6.15% in 1998 and 7.44% in 1997.

     The bank subsidiary, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. The Comptroller of the Currency must approve declaration of any dividends in excess of the sum of profits for the current year and retained net profits for the preceding two years (as defined). As of December 31, 1999 the bank subsidiary had $12.67 million not available for distribution to the company as dividends without prior approval of the Comptroller of the Currency. The bank subsidiary is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1999, the bank subsidiary is required to have a minimum Tier 1 and Total Capital ratios of 4.00% and 8.00%, respectively. The bank subsidiary's actual Tier 1 and Total Capital ratios at that date were 15.93% and 17.18% respectively. The bank subsidiary's leverage ratio at December 31, 1999 was 11.47%.

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                         MANAGEMENT'S DISCUSSION

AUDIT

     The Corporation's internal auditor, who is responsible to the Audit Committee of the Board of Directors, reviews the results and performance of operating units within the Corporation for adequacy, effectiveness and reliability of accounting and reporting systems, as well as managerial and operating controls.

     The Corporation utilizes the services of an internal audit outsourcing firm to assist the internal auditor in developing and implementing a comprehensive internal audit plan and program.

     The Audit Committee consists of four non-employee directors whose duties include: consideration of the adequacy of the internal controls of the Corporation and the objectivity of financial reporting; inquiry into the number, extent, adequacy and validity of regular and special audits conducted by independent public accountants and the internal auditors; the recommendation to the Board of Directors of independent accountants to conduct the normal annual audit and special purpose audits as may be required; and reporting to the Board of Directors the Committee's findings and any recommendation for changes in scope, methods or procedures of the auditing functions. The Audit Committee held four meetings during 1999.

COMPLIANCE

     The Board of Directors and Management recognize the scope and implications of laws and regulations that apply to the Bank through compliance. Compliance with laws and regulations is managed as an integral part of the Bank's business strategy. The program consists of policies and procedures which guide employees' adherence to laws and regulations. Failure to comply with regulations can result in significant and often costly penalties or mandated actions from regulatory agencies. Policies and procedures have been set forth to govern the way departments function and ensure fair, consistent and sound banking practices. Changes to the policies and procedures are made when new regulations,or changes to regulations, have been made. The department is interested in seeing that the institution adopts and follows sound written policies as part of the compliance management program.

     The education of the Bank's personnel has become extremely important in the past few years in order to maintain a sound compliance program. We recognize the need to communicate the appropriate responsibilities to each area of the Bank. Training is made available to personnel in order to assure the understanding of compliance responsibilities and the importance of achieving a high level of understanding with laws and regulations.

     We encourage employees to ask questions and to use initiative in becoming informed, as it is our Bank's mission to keep our employees well informed of the laws and regulations.

     The other component of our compliance program is our monitoring/assessment function. The "testing" is an effective system that ensures regulations and laws are followed within compliance standards. This function enables the Board and senior management to address any necessary adjustments for products and services offered by the Bank. This all translates to better and more efficient service for our customers.

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                      STOCK PRICES AND DIVIDENDS

INFORMATION AS TO STOCK PRICES AND DIVIDENDS

     The common stock of the Corporation is listed and traded through the OTC Bulletin Board and some private sales. Set forth in the accompanying table are per share prices at which common stock of the Corporation has actually been purchased and sold in transactions during the periods indicated, to the knowledge of the corporation. Also included in the table are dividends per share paid on the outstanding common stock and any stock dividends paid. As of December 31, 1999, there were 2,960 shareholders of record of common stock.

MARKET AND DIVIDEND SUMMARY

DIVIDEND DATE              HIGH            LOW                  DIVIDEND
----------------------------------------------------------------------------
  March 1998             $ 40.00          $ 32.00                    $ 0.16
  June 1998                40.00            38.13                      0.17
  September 1998           44.50            41.00                      0.17
  October 1998                                            2% Stock Dividend
  December 1998            44.00            41.00                      0.18
----------------------------------------------------------------------------
  March 1999               44.00            41.00                      0.19
  June 1999                43.50            33.00                      0.20
  September 1999           37.00            29.50                      0.21
  October 1999                                          2-for-1 Stock Split
  November 1999                                         2% Stock Dividend
  December 1999            16.50            12.38                      0.12
----------------------------------------------------------------------------

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                                    INDEPENDENT AUDITOR'S REPORT

[HILL, BARTH & KING LLC LOGO]

Park Place South, Suite 200
155 South Park Avenue                       January 19, 2000
Warren, Ohio 44481
(330)394-3773 PHONE
(330)395-3713 FAX
www.hbkcpa.com


Board of Directors
Farmers National Banc Corp.
Canfield, Ohio

                          Independent Auditors' Report
                          ----------------------------

         We have audited the accompanying consolidated balance sheets of Farmers National Banc Corp. and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income, stockholders equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Farmers National Banc Corp. and subsidiary as of December 31, 1999 and 1998 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


                                                 /s/ Hill, Barth & King LLC
                                                 Certified Public Accountants


OFFICES SERVING CLIENTS IN OHIO, FLORIDA, PENNSYLVANIA AND VIRGINIA Member American Institute of Certified Public Accountants Division of CPA Firms-SEC and Private Companies Practice Sections

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

                                                                           (In Thousands of Dollars)
  DECEMBER 31,                                                         1999                         1998
                                                                    -------------------------------------
ASSETS
  Cash and due from banks ....................................      $ 19,846                     $ 16,686
  Federal funds sold .........................................         3,821                        5,994
                                                                    -------------------------------------
                               TOTAL CASH AND CASH EQUIVALENTS        23,667                       22,680
                                                                    -------------------------------------

  Securities available for sale - NOTE B .....................        73,659                       81,664
  Other securities ...........................................         2,618                        2,655

  Loans - NOTE C .............................................       322,635                      286,802
  Less allowance for credit losses - NOTE D ..................         4,128                        3,689
                                                                    -------------------------------------
                                                     NET LOANS       318,507                      283,113
                                                                    -------------------------------------

  Premises and equipment,net - NOTE E ........................         8,103                        7,785
  Other assets ...............................................         4,576                        3,724
                                                                    -------------------------------------
                                                                    $431,130                     $401,621
                                                                    =====================================

LIABILITIES AND STOCKHOLDERS EQUITY
  Deposits (all domestic):
    Noninterest-bearing ......................................      $ 29,343                     $ 29,380
    Interest-bearing - NOTE F ................................       302,120                      292,138
                                                                    -------------------------------------
                                                TOTAL DEPOSITS       331,463                      321,518
                                                                    -------------------------------------

  Borrowings:
    U.S. Treasury interest-bearing demand note ................          800                           72
    Securities sold under repurchase agreements - NOTE G .....        28,011                       24,473
    Federal Home Loan Bank advances - NOTE H .................        15,936                        5,343
                                                                    -------------------------------------
                                              TOTAL BORROWINGS        44,747                       29,888
                                                                    -------------------------------------

  Other liabilities and deferred credits .....................         3,026                        2,941
                                                                    -------------------------------------
                                             TOTAL LIABILITIES       379,236                      354,347
                                                                    -------------------------------------

  Commitments and contingent liabilities - NOTE I
  Stockholders Equity - NOTES J,K:
  Common Stock - Authorized 12,500,000 shares in 1999
    and 5,000,000 shares in 1998; issued and outstanding
    7,658,832 in 1999 and 3,657,288 in 1998 ..................        37,294                       31,661
  Retained earnings ..........................................        15,584                       15,337
  Accumulated other comprehensive income (loss) ..............          (892)                         276
  Treasury stock, at cost, 4,976 shares in 1999 ..............           (92)                           0
                                                                    -------------------------------------
                                     TOTAL STOCKHOLDERS EQUITY        51,894                       47,274
                                                                    -------------------------------------
                                                                    $431,130                     $401,621
                                                                    =====================================



          See accompanying notes to consolidated financial statements

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


                                                               (In Thousands except Per Share Data)

YEARS ENDED DECEMBER 31,                                            1999        1998        1997
                                                                  -------------------------------
INTEREST INCOME
  Interest and fees on loans .................................    $25,763     $24,585     $23,487
  Interest and dividends on securities:
    Taxable interest .........................................      3,616       3,558       3,017
    Nontaxable interest ......................................        712         539         463
    Dividends ................................................        168         137         106
  Interest on federal funds sold .............................        252         408         503
                                                                  -------------------------------
                                         TOTAL INTEREST INCOME     30,511      29,227      27,576
                                                                  -------------------------------

INTEREST EXPENSE
  Deposits ...................................................     10,786      11,589      11,105
  Short-term borrowings ......................................      1,788       1,147       1,024
                                                                  -------------------------------
                                        TOTAL INTEREST EXPENSE     12,574      12,736      12,129
                                                                  -------------------------------
                                           NET INTEREST INCOME     17,937      16,491      15,447
  Provision for credit losses ................................        840         840         855
                                                                  -------------------------------
                                     NET INTEREST INCOME AFTER
                                   PROVISION FOR CREDIT LOSSES     17,097      15,651      14,592
                                                                  -------------------------------


OTHER INCOME
  Service charges on deposit accounts ........................      1,163       1,175       1,176
  Investment security gains (losses) .........................        (11)          5           6
  Other operating income .....................................        482         518         586
                                                                  -------------------------------
                                            TOTAL OTHER INCOME      1,634       1,698       1,768
                                                                  -------------------------------
                                                                   18,731      17,349      16,360
                                                                  -------------------------------
OTHER EXPENSES
  Salaries and employee benefits - NOTE L ....................      5,616       5,143       5,059
  Net occupancy expense of premises ..........................        572         567         561
  Furniture and equipment expense, including depreciation ....        664         549         491
  State and local taxes ......................................        593         578         532
  Other operating expenses ...................................      3,218       2,978       2,775
                                                                  -------------------------------
                                          TOTAL OTHER EXPENSES     10,663       9,815       9,418
                                                                  -------------------------------
                            INCOME BEFORE FEDERAL INCOME TAXES      8,068       7,534       6,942

FEDERAL INCOME TAXES - NOTE M ................................      2,544       2,419       2,200
                                                                  -------------------------------
                                                    NET INCOME    $ 5,524     $ 5,115     $ 4,742

OTHER COMPREHENSIVE INCOME,NET OF TAX:
  Unrealized gains (losses) on securities ....................     (1,168)       (138)        305
                                                                  -------------------------------
                                          COMPREHENSIVE INCOME    $ 4,356     $ 4,977     $ 5,047
                                                                  ===============================

NET INCOME PER SHARE .........................................    $  0.73     $  0.70     $  0.67
                                                                  ===============================


          See accompanying notes to consolidated financial statements

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                           (In Thousands of Dollars)
       YEARS ENDED DECEMBER 31,                                        1999          1998           1997
                                                                     ------------------------------------
COMMON STOCK
    Balance at beginning of year ...............................     $ 31,661      $ 24,792      $ 24,254
     148,940 shares issued as a 2% stock dividend in 1999,
     and 71,253 in 1998,including fractional shares ............        2,159         3,082             0
    Excess of fair value of shares sold over treasury stock cost            0             0            15
    Excess of fair value of shares issued as a stock dividend
     over treasury stock cost ..................................            0             0            51
    131,592 shares sold in 1999,
     94,899 shares sold in 1998 and 15,335 in 1997 .............        3,474         3,787           472
                                                                     ------------------------------------
    Balance at end of year .....................................       37,294        31,661        24,792
                                                                     ------------------------------------

RETAINED EARNINGS
    Balance at beginning of year ...............................       15,337        15,717        14,766
    Net income .................................................        5,524         5,115         4,742
    Dividends declared:
     $.72 cash dividends per share in 1999,
     $.68 in 1998 and $.58 in 1997 .............................       (3,118)       (2,413)       (1,958)
    Stock dividends ............................................       (2,159)       (3,082)       (1,833)
                                                                     ------------------------------------
    Balance at end of year .....................................       15,584        15,337        15,717
                                                                     ------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
    Balance at beginning of year ...............................          276           414           109
    Net change in unrealized appreciation (depreciation) on
     debt securities, net of income taxes .......................      (1,168)         (138)          305
                                                                     ------------------------------------
    Balance at end of year .....................................         (892)          276           414
                                                                     ------------------------------------

TREASURY STOCK,AT COST
    Balance at beginning of year ...............................            0             0        (4,319)
    Purchase of treasury stock .................................          (92)            0             0
    67,907 shares reissued as a 2% stock dividend in 1997,
      including fractional shares ..............................            0             0         1,783
    Sale of treasury stock .....................................            0             0         2,536
                                                                     ------------------------------------
    Balance at end of year .....................................          (92)            0             0
                                                                     ------------------------------------
                         TOTAL STOCKHOLDERS EQUITY AT
                                END OF YEAR ....................     $ 51,894      $ 47,274      $ 40,923
                                                                     ====================================



           See accompanying notes to consolidated financial statements

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 (In Thousands of Dollars)
  YEARS ENDED DECEMBER 31,                                                    1999           1998          1997
                                                                            ------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received ...................................................     $ 32,195      $ 30,376      $ 28,327
  Fees and commissions received .......................................        1,621         1,670         1,723
  Interest paid .......................................................      (12,534)      (12,769)      (12,012)
  Cash paid to suppliers and employees ................................      (10,215)       (9,382)       (8,777)
  Income taxes paid ...................................................       (2,649)       (2,393)       (2,219)
                                                                            ------------------------------------
                              NET CASH PROVIDED BY OPERATING ACTIVITIES        8,418         7,502         7,042
                                                                            ------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of investment securities available for sale        27,273        18,260        14,479
  Proceeds from sales of investment securities available for sale .....        5,216         1,023         3,106
  Purchases of other securities and securities available for sale .....      (26,963)      (35,852)      (38,547)
  Net increase in loans made to customers .............................      (38,473)      (11,973)      (10,464)
  Purchases of premises and equipment .................................         (817)       (1,556)         (745)
                                                                            ------------------------------------
                                  NET CASH USED IN INVESTING ACTIVITIES      (33,764)      (30,098)      (32,171)
                                                                            ------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits,
    NOW accounts and savings accounts .................................       10,193        13,818         3,115
  Net increase in time deposits .......................................        5,461        10,528        17,848
  Net increase in Federal Home Loan Bank Borrowings ...................       10,593           731         3,212
  Sale (Purchase) of Treasury Stock ...................................          (92)            0         2,537
  Dividends paid ......................................................       (3,296)       (2,770)       (1,858)
  Proceeds from sale of common stock ..................................        3,474         3,787           488
                                                                            ------------------------------------
                             NET CASH PROVIDED BY FINANCING ACTIVITIES        26,333        26,094        25,342
                                                                            ------------------------------------
                             NET INCREASE IN CASH AND CASH EQUIVALENTS           987         3,498           213

CASH AND CASH EQUIVALENTS
  Beginning of year ...................................................       22,680        19,182        18,969
                                                                            ------------------------------------
  End of year .........................................................     $ 23,667      $ 22,680      $ 19,182
                                                                            ====================================

RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATIONS
  Net income ..........................................................     $  5,524      $  5,115      $  4,742
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation .....................................................          452           423           398
     Amortization and accretion .......................................        1,780         1,353         1,228
     Provision for credit losses ......................................          840           840           855
     (Gain) Loss on sale of investment securities .....................           11            (5)           (6)
     Deferred income taxes ............................................         (126)          (84)          (77)
     Other ............................................................          (63)         (140)          (98)
                                                                            ------------------------------------
                              NET CASH PROVIDED BY OPERATING ACTIVITIES     $  8,418      $  7,502      $  7,042
                                                                            ====================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
  Supplemental schedule of noncash investing and financing activities:
    Unrealized loss on available for sale securities ..................     $  1,426      $    322      $     42
    Real estate acquired by issuing note payable ......................            0           650             0


           See accompanying notes to consolidated financial statements

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998, and 1997



               NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPALS OF CONSOLIDATION:
        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, The Farmers' National Bank of Canfield. All significant intercompany balances and transactions have been eliminated.

     NATURE OF OPERATIONS:
        The Company's wholly owned subsidiary, The Farmers National Bank of Canfield, operates under a national bank charter and provides full banking services. As a national bank, the Bank is subject to regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The area served by the Bank is the northeastern region of Ohio and service is provided at eleven (11) locations.

     ESTIMATES:
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS:
        Cash and cash equivalents include cash on hand,due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     SECURITIES AVAILABLE FOR SALE:
        Securities available for sale are carried at fair value. Fair value is based on market price if available. If market price is not available, fair value is based on broker quotations. Deferred income taxes are provided on any unrealized appreciation or decline in value. Such appreciation or decline in value,net of deferred taxes,is reflected as a separate component of stockholders equity. Gains and losses are determined using the specific identification method. The company does not utilize a trading account.

     OTHER SECURITIES:
        Other securities include stock in the Federal Reserve Bank and the Federal Home Loan Bank and are recorded at amortized cost.

     LOANS:
        Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest income is ordinarily discontinued when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. When interest accruals are discontinued, interest credited to income in the current year is reversed. When the loan is determined to be uncollectible, interest accrued in prior years and the principal are charged to the allowance for loan losses. This policy applies to the bank's installment, real estate and commercial loans.

     LOAN ORIGINATION FEES AND COSTS:
        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

     IMPAIRED LOANS:
        Impaired loans are classified according to the Financial Accounting Standards Board Statement 114, "Accounting by creditors for impairment of loans". Under this standard,the reserve for loan losses related to loans that are considered impaired is based on discounted cash flows using the loan's initial effective interest rate and the fair value of the collateral for certain collateral dependent loans.

     ALLOWANCE FOR CREDIT LOSSES:
        The allowance for credit losses represents the amounts which,in management's judgment,are adequate to absorb charge-offs of existing loans which may become uncollectible. The allowance is based on management's judgment taking into consideration past loss experience, reviews of

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

individual credits, current economic conditions and other factors considered relevant by management at the financial statement date. While management uses the best information available to establish the allowance, future adjustments to the allowance may be necessary,which may be material, if economic conditions differ substantially from the assumptions used in estimating the allowances. If additions to the original estimate of the allowance for credit losses are deemed necessary, they will be reported in earnings in the period in which they become reasonably estimable.

PREMISES AND EQUIPMENT:
   Premises and equipment are stated at cost. Depreciation is computed on the straight-line method.

INCOME TAXES:
   Income taxes, based on filing a consolidated return with the Company's subsidiary, are provided for amounts currently due and deferred amounts arising from temporary differences between the financial accounting and income tax basis of assets and liabilities. Deferred taxes are computed on the liability method as prescribed in Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes".

PER SHARE AMOUNTS:
   Earnings per share are based on weighted average shares outstanding. Average shares outstanding, per share amounts and reference to number of shares in notes to consolidated financial statements have been restated to give effect to stock dividends. Weighted average shares outstanding were 7,526,716 for 1999, 7,342,156 for 1998 and 7,120,914 for 1997. Basic and diluted earnings per share are $.73 for the year ended December 31, 1999.

COMPREHENSIVE INCOME:

   Effective January 1,1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") which establishes new rules for the reporting and display of comprehensive income and its components. The adoption had no impact on the company's net income or stockholders equity. SFAS 130 requires unrealized gains or losses on the Company's available for sale securities to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

                     NOTE B - SECURITIES AVAILABLE FOR SALE

Securities available for sale at December 31, 1999 and 1998 are summarized as follows:

                                                     (In Thousands of Dollars)
                                                          1999        1998
                                                        -------------------
U.S. Treasury and U.S. Government agencies .........    $59,432     $68,593
Corporate debt securities .........................           0       2,004
Obligations of states and political subdivisions ..      14,227      11,067
                                                        -------------------
                                             TOTALS     $73,659     $81,664
                                                        ===================

   Net unrealized gains (losses) for securities available for sale at December 31,1999 and 1998 are summarized below:


                                                               (In Thousands of Dollars)
                                                       UNREALIZED  UNREALIZED  NET UNREALIZED
DECEMBER 31, 1999                                        GAINS       LOSSES    GAINS (LOSSES)
                                                        -------------------------------------
U.S. Treasury and U.S. Government agencies ...........  $    37     $  (871)     $  (834)
Obligations of states and political subdivisions .....       37        (555)        (518)
                                                        -------------------------------------
                                                TOTALS  $    74     $(1,426)     $(1,352)
                                                        =====================================
DECEMBER 31, 1998
U.S. Treasury and U.S. Government agencies ...........  $   594     $  (274)     $   320
Corporate debt securities ............................        2          (8)          (6)
Obligations of states and political subdivisions .....      144         (40)         104
                                                        -------------------------------------
                                                TOTALS  $   740     $  (322)     $   418
                                                        =====================================

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE B - SECURITIES AVAILABLE FOR SALE (continued)

        The fair value and amortized cost of securities available for sale by contractual maturities at December 31, 1999 are summarized below:

                                                      (In Thousands of Dollars)
                                                         FAIR       AMORTIZED
                                                         VALUE        COST
                                                        ---------------------
Due in 1 year or less .............................     $ 15,606     $ 15,606
Due after one year through five years .............       35,879       36,466
Due after five years through ten years ............        4,583        4,717
Due after ten years ...............................       17,591       18,222
                                                        ---------------------
                                             TOTALS     $ 73,659     $ 75,011
                                                        =====================

     Securities with a carrying value of $46 million at December 31, 1999 and $42 million at December 31, 1998 were pledged to secure deposits in accordance with federal and state requirements and to secure repurchase agreements sold.

                                 NOTE C - LOANS

Following is a summary of loans:
                                                      (In Thousands of Dollars)
DECEMBER 31,                                              1999          1998
                                                        ---------------------
Real Estate - Mortgage ..............................   $173,649     $158,700
Installment Loans to Individuals ....................    135,682      116,164
Commercial, Financial and Agricultural ..............     11,650       10,884
                                                        ---------------------
 Subtotal ...........................................    320,981      285,748
Net origination and deferred loan fees ..............      1,654        1,054
                                                        ---------------------
                                          TOTAL LOANS   $322,635     $286,802
                                                        =====================

     Nonperforming loans have not been separately classified because such loans are not material compared to total loans and nonaccrued interest is not material in relation to net income.

     Certain directors,executive officers and associates of such persons were loan customers during 1999. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is an analysis of the amount of loans in which the aggregate of the loans to any such person exceeded $60 thousand during 1999:

                                             (In Thousands of Dollars)
         Total loans at December 31, 1998 ...          $ 1,118
         New loans ..........................              492
         Repayments .........................             (495)
                                                       -------
         Total loans at December 31,1999 ....          $ 1,115
                                                       =======

                      NOTE D - ALLOWANCE FOR CREDIT LOSSES

     Following is an analysis of changes in the allowance for credit losses for the years ended December 31:


                                                                (In Thousands of Dollars)
                                                              1999         1998         1997
                                                            ---------------------------------
Balance at beginning of year .............................  $ 3,689      $ 3,429      $ 3,198
Additions:
Provision for credit losses .............................       840          840          855
Recoveries on loans previously charged off ...............      315          294          200
                                                            ---------------------------------
                                           TOTAL ADDITIONS    4,844        4,563        4,253
Credits charged off ......................................     (716)        (874)        (824)
                                                            ---------------------------------
Balance at end of year ...................................  $ 4,128      $ 3,689      $ 3,429
                                                            =================================


     The allowance for federal income tax purposes amounted to $753 thousand at December 31,1999,which is $3.375 million less than the allowance for financial accounting purposes.

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment:

                                                (In Thousands of Dollars)
DECEMBER 31,                                        1999            1998
                                                -------------------------
Land .......................................     $  2,096      $  2,046
Premises ...................................        6,897         6,622
Equipment ..................................        4,331         3,896
Leasehold Improvements .....................          192           185
                                                 ----------------------
                                                   13,516        12,749
Less accumulated depreciation ..............       (5,413)       (4,964)
                                                 ----------------------
                              NET BOOK VALUE     $  8,103      $  7,785
                                                 ======================

   Depreciation expense was $452 thousand for the year ended December 31, 1999, $423 thousand for 1998 and $398 thousand for 1997.

                       NOTE F - INTEREST-BEARING DEPOSITS

Following is a summary of scheduled maturities of certificates of deposit during the years following December 31,1999:

                                        (In Thousands of Dollars)
2000 ........................................... $ 88,469
2001 ...........................................   49,676
2002 ...........................................    6,451
2003 ...........................................    2,724
2004 and thereafter ............................    6,579
                                                 --------
                                         TOTAL   $153,899
                                                 ========

Following is a summary of certificates of deposit of $100 thousand or more by remaining maturities as of December 31,1999:

                                          (In Thousands of Dollars)
Three months or less .........................   $  8,986
Three to six months ..........................      6,652
Six to twelve months .........................      6,420
Over twelve months ...........................     14,286
                                                 --------
                                         TOTAL   $ 36,344
                                                 ========

 NOTE G - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND UNUSED LINES OF CREDIT

     The bank subsidiary enters into sales of securities under repurchase agreements (reverse repurchase agreements). Securities underlying the agreements are U.S. Government securities with a book value including accrued interest of $31.567 million for the year ended December 31,1999 and $28.551 million for 1998. The market value was $31.154 million for 1999 and $28.846 million for 1998. At December 31, 1999, these agreements had a weighted average interest rate of 4.57% and will mature January through March 2000. The securities, although held in safekeeping outside the bank subsidiary, were under the bank subsidiary's control. Securities sold under repurchase agreements averaged monthly $27.056 million in 1999 and $18.397 million in 1998. Maximum amounts outstanding at any month end during 1999 and 1998 were $29.779 million and $25.792 million, respectively.

     The bank subsidiary has access to borrowing facilities at the Federal Home Loan Bank, which totaled $34.066 million at December 31, 1999.

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    NOTE H - FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank advances at December 31,1999 are secured by a blanket pledge of residential mortgage loans totaling $23.904 million and the Bank's investment in FHLB stock.

                                                      DECEMBER 31,
                                                1999                1998
                                        ----------------------------------------
                                                  WEIGHTED              WEIGHTED
                                                  AVERAGE               AVERAGE
(IN THOUSANDS OF DOLLARS)                AMOUNT    RATE       AMOUNT     RATE
                                        ----------------------------------------
Fixed-rate advance ...................  $12,490    6.42%     $ 1,440     5.80%
Variable-rate advances................    3,446    6.09%       3,903     5.28%
                                        ----------------------------------------
Total advances .......................  $15,936    6.35%     $ 5,343     5.42%
                                        ========================================

   Scheduled repayments of FHLB advances are as follows:

                 Maturing in:                  (In Thousands of Dollars)
                 2000 ...............................  $ 1,582
                 2001 ...............................    4,441
                 2002 ...............................    1,569
                 2003 ...............................    1,581
                 2004 ...............................    1,179
                 Later years ........................    5,584
                                                       -------
                                                TOTAL  $15,936
                                                       =======

                 NOTE I - COMMITMENTS AND CONTINGENT LIABILITIES

     The bank subsidiary utilizes equipment and leases a branch location under a noncancelable operating lease extending to 2004. Rental expense charged to operations totaled $36 thousand for 1999, $82 thousand for 1998 and $114 thousand for 1997. Following is a summary of future minimum rental payments under operating leases that have initial or remaining noncancelable terms in excess of one year as of December 31, 1999:

                 Year ending:                 (In Thousands of Dollars)
                 December 31,2000 ...................  $    36
                 December 31,2001 ...................       36
                 December 31,2002 ...................       36
                 December 31,2003 ...................       36
                 December 31,2004 ...................       30
                                                --------------
                                                TOTAL  $   174
                                                ==============
     The bank subsidiary is required to maintain noninterest-bearing reserve balances with the Federal Reserve Bank. The average reserve balance was $8.027 million for 1999.

     The bank subsidiary is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the bank subsidiary has in particular classes of financial instruments.

     The bank subsidiary's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The bank subsidiary uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.


                                                                         (In Thousands of Dollars)
                     CONTRACT OR NOTIONAL AMOUNT
    Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit .............................................    $ 32,590
    Standby letters of credit and financial guarantees written ...............    $    447


                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           NOTE I - COMMITMENTS AND CONTINGENT LIABILITIES (continued)

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon,the total commitment amounts do not necessarily represent future cash requirements. The bank subsidiary evaluates customers creditworthiness on a case-by-case basis. The amount of collateral obtained,if deemed necessary by the bank subsidiary upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the bank subsidiary to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     Most of the bank subsidiary's business activity is with a diversified customer base located within Mahoning and Columbiana Counties in Ohio. The concentrations of credit by type of loan are presented in Note C.

                          NOTE J - STOCKHOLDERS EQUITY

     On March 25, 1999, the shareholders of the company approved a resolution which amended the company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 5 million shares to 12.5 million shares.

     In December 1998, the Board of Directors adopted an incentive stock option plan for the Directors, officers and employees which was approved by stockholders at their annual meeting on March 25, 1999. An aggregate of 375,000 common shares were reserved for future issuance under the plan. The incentive stock options have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of an incentive stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the incentive stock option is granted.

     On November 9, 1999, incentive stock options were granted for the purchase of 38,000 shares, exercisable at the market price of $14.50 per share. The recipients of the stock options vest over a five year period. At December 31, 1999, none of the stock options were exercisable, and all initial stock options granted remained outstanding.

     The Company accounts for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation, "established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123. The pro forma net income impact under SFAS No. 123 is not material in 1999.

                           NOTE K - REGULATORY MATTERS

     The bank subsidiary, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. The Comptroller of the Currency must approve declaration of any dividends in excess of the sum of profits for the current year and retained net profits for the preceding two years (as defined). As of December 31, 1999, the bank subsidiary had $9.305 million of retained earnings available for distribution and $12.67 million not available for distribution to the company as dividends without prior approval of the Comptroller of the Currency.

     The bank subsidiary is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the bank subsidiary's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action,the bank subsidiary must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The bank subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the bank subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes,as of December 31, 1999, that the bank subsidiary meets all capital adequacy requirements to which it is subject.

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     NOTE K - REGULATORY MATTERS (continued)

     As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the bank subsidiary as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's capital category.

     The following table reflects various measures of capital at year-end:


                                                      (In Thousands of Dollars)
                                                                           REQUIREMENT
                                                                           FOR CAPITAL
                                                        ACTUAL          ADEQUACY PURPOSES:
                                                  ----------------------------------------
                                                   AMOUNT    RATIO       AMOUNT    RATIO
                                                  ----------------------------------------
     AS OF DECEMBER 31, 1999
     Total Capital (to Risk-Weighted Assets)      $52,213    17.18%      $24,309   8.00%
     Tier I Capital (to Risk-Weighted Assets)     $48,411    15.93%      $12,155   4.00%
     Tier I Capital (to Average Assets) .....     $48,411    11.47%      $16,881   4.00%

     AS OF DECEMBER 31, 1998
     Total Capital (to Risk-Weighted Assets)      $45,724    17.10%      $21,393   8.00%
     Tier I Capital (to Risk-Weighted Assets)     $42,377    15.85%      $10,697   4.00%
     Tier I Capital (to Average Assets) .....     $42,377    10.85%      $15,621   4.00%

                            NOTE L - RETIREMENT PLANS

     The company has a qualified 401(k) deferred compensation,noncontributory Retirement Savings Plan. All employees of the bank who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in the plan. Under the terms of the Plan, employees may voluntarily defer a portion of their annual compensation,not to exceed 15%, pursuant to section 401(k) of the Internal Revenue Code. The company matches a percentage of the participants' voluntary contributions up to 6% of gross wages. In addition, at the discretion of the Board of Directors, the company may make an additional profit sharing contribution to the plan. Total contributions to company retirement plans were $256 thousand,$207 thousand and $203 thousand for the years ended December 31, 1999, 1998 and 1997, respectively.

                          NOTE M - FEDERAL INCOME TAXES

     The provision for income taxes (credit) consists of the following:

                                                  (In Thousands of Dollars)
YEARS ENDED DECEMBER 31                        1999         1998         1997
                                             ---------------------------------
Current .................................    $ 2,670      $ 2,503      $ 2,277
Deferred ................................       (126)         (84)         (77)
                                             ---------------------------------
                                   TOTALS    $ 2,544      $ 2,419      $ 2,200
                                             =================================

Following is a reconciliation between federal income taxes at statutory rates and actual taxes based on income before federal income taxes:


                                                                (In Thousands of Dollars)
YEARS ENDED DECEMBER 31                              1999                  1998                  1997
                                              ---------------------------------------------------------------
                                                         PERCENT                 PERCENT                PERCENT
                                                        OF PRETAX              OF PRETAX               OF PRETAX
                                               AMOUNT    INCOME      AMOUNT      INCOME      AMOUNT     INCOME
                                              ---------------------------------------------------------------
Statutory tax ...........................     $ 2,824      35%      $ 2,637        35%      $ 2,429       35%
Effect of nontaxable interest ...........        (256)     (3)         (189)       (3)         (162)      (2)
Other ...................................         (24)      0           (29)       (0)          (67)      (1)
                                              ---------------------------------------------------------------
                               ACTUAL TAX     $ 2,544      32%      $ 2,419        32%      $ 2,200       32%
                                              ===============================================================


                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    NOTE M - FEDERAL INCOME TAXES(continued)

    Deferred taxes (credit) result from certain temporary differences in the recognition of income and expenses for financial reporting and income tax purposes. The sources and tax effects of significant temporary differences are as follows:

                                                     (In Thousands of Dollars)
YEARS ENDED DECEMBER 31                             1999       1998        1997
                                                   -----------------------------
Depreciation ...................................   $  (3)     $   (1)     $  41
Provision for credit losses ....................    (149)        (89)       (78)
Deferred loan fees and origination costs .......       2          29          2
Federal Home Loan Bank dividends ...............      39          32         26
Deferred compensation ..........................     (15)        (80)       (67)
Other ..........................................       0          25         (1)
                                                   -----------------------------
                                          TOTALS   $(126)     $  (84)     $ (77)
                                                   =============================

    Deferred tax liabilities (assets) are comprised of the following at December 31:

                                                   (In Thousands of Dollars)
Deferred tax assets:                                 1999         1998
                                                   ---------------------
  Allowance for credit losses ..................   $(1,134)   $ (985)
  Mark-to-market adjustment - securities
   available for sale ..........................      (460)        0
  Deferred compensation ........................      (225)     (210)
  Deferred loan fees and origination costs .....       (28)      (31)
                                                   ---------------------
  Gross deferred tax assets ....................    (1,847)   (1,226)
                                                   ---------------------
Deferred tax liabilities:
  Depreciation .................................       476       480
  Mark-to-market adjustment - securities
   available for sale ..........................         0       139
  Federal Home Loan Bank dividends .............       116        77
                                                   ---------------------
  Gross deferred tax liabilities ...............       592       696
                                                   ---------------------
                          NET DEFERRED TAX ASSET   $(1,255)   $ (530)
                                                   =====================

    No valuation allowance for deferred tax assets was recorded at December 31, 1999 and 1998. Federal income taxes (benefit) applicable to investment securities gains (losses) in 1999 and 1998 were $(4) thousand and $2 thousand,respectively. Federal income taxes (benefit) applicable to other comprehensive income were $(598) thousand, $(71) thousand and $157 thousand for 1999, 1998 and 1997, respectively.

          NOTE N - DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1999:

CASH AND CASH EQUIVALENTS:
    The carrying amounts in the consolidated balance sheets of cash and cash equivalents approximates their fair value.

INVESTMENT SECURITIES:
    The fair value of securities available for sale equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS:
    For certain homogeneous categories of loans,such as credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS:
    The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    NOTE N - DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS(CONTINUED)

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:
        The carrying amount for securities sold under repurchase agreements approximates their fair value.

SHORT-TERM BORROWINGS:
        The carrying amounts of short-term borrowings approximates their fair value.

FEDERAL HOME LOAN BANK ADVANCES:
        The fair values of the advances are estimated using discounted cash flow analyses based on the current incremental borrowing rates for similar types of borrowing arrangements.

ACCRUED INTEREST:
        The carrying amounts of accrued interest approximate fair value.

COMMITMENTS TO EXTEND CREDIT,STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES
WRITTEN:
        The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

        The estimated fair values of the Company's financial instruments as of December 31, 1999 and 1998 are as follows:


                                                                         (In Thousands of Dollars)
                                                                       1999                      1998
                                                              -----------------------------------------------
                                                              CARRYING      FAIR        CARRYING       FAIR
                                                               AMOUNT       VALUE        AMOUNT        VALUE
                                                              -----------------------------------------------
Financial assets:
  Cash and cash equivalents .............................     $ 23,667     $ 23,667     $ 22,680     $ 22,680
  Investment securities:
  Available for sale ....................................       73,659       73,991       81,664       81,440
  Other securities ......................................        2,618        2,618        2,655        2,655
  Loans - Net ...........................................      318,507      319,997      283,113      288,356
  Accrued interest receivable ...........................        2,495        2,495        2,384        2,384
                                                              -----------------------------------------------
                                 TOTAL FINANCIAL ASSETS .     $420,946     $422,768     $392,496     $397,515
                                                              ===============================================

Financial liabilities:
  Deposits ..............................................     $331,463     $332,619     $321,518     $323,898
  Securities sold under repurchase agreements ...........       28,011       28,011       24,473       24,473
  Federal Home Loan Bank advances .......................       15,936       14,719        5,415        5,415
  Accrued interest payable ..............................          963          963          921          921
                                                              -----------------------------------------------
                              TOTAL FINANCIAL LIABILITIES     $376,373     $376,312     $352,327     $354,707
                                                              ===============================================

Unrecognized financial instruments:
  Commitments to extend credit ..........................     $ 32,590     $ 32,590     $ 29,504     $ 29,504
  Standby letters of credit and financial guarantees ....          447          447          473          473



                            NOTE O - SUBSEQUENT EVENT

        On January 6,2000, the Company announced that its Board of Directors has adopted a stock repurchase program. Under the stock repurchase program, the Company will be authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at appropriate times to allow it to enhance the value of its stock for shareholders and to manage its capital. The Board's action will allow management to make repurchases, without further board approval, when stock purchases are deemed prudent.

                                      FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                    NOTE P - CONDENSED FINANCIAL INFORMATION

         Below is condensed financial information of Farmers National Banc Corp. (parent company only). In this information, the parent's investment in bank subsidiary is stated at cost plus equity in undistributed earnings of the subsidiary since acquisition. This information should be read in conjunction with the consolidated financial statements and related notes.

                                                                     (In Thousands of Dollars)
                                                               DECEMBER 31, 1999     DECEMBER 31, 1998
                                                              ----------------------------------------
BALANCE SHEETS
Assets:
  Cash....................................................     $      644              $        764
  Investment in bank subsidiary...........................         48,678                    42,667
  Securities available for sale...........................          3,721                     3,830
  Other securities........................................            256                       435
  Other...................................................             61                        71
                                                               ------------------------------------
                                                               $   53,360              $     47,767
                                                               ====================================

Liabilities
  Accounts payable........................................     $      585              $        763
 Stockholders equity:
  Common stock............................................         37,294                    31,661
  Retained earnings.......................................         15,584                    15,337
  Unrealized appreciation (depreciation) of debt
    securities, net of applicable income taxes............      (      11)                        6
  Treasury stock, at cost; 4,976 shares in 1999...........      (      92)                        0
                                                               ------------------------------------
                                 TOTAL STOCKHOLDERS EQUITY         52,775                    47,004
                                                               ------------------------------------
                                                               $   53,360              $     47,767
                                                               ====================================


  STATEMENTS OF INCOME                                                              (In Thousands of Dollars)
YEARS ENDED                                                   DECEMBER 31, 1999      DECEMBER 31, 1998         DECEMBER 31, 1997
                                                              ------------------------------------------------------------------
 Income:
  Equity in net income of subsidiary......................    $     5,441              $      5,021                   $   4,819
  Interest and dividends on securities....................            202                       209                           0
                                                              ------------------------------------------------------------------
                    TOTAL INCOME                                    5,643                     5,230                       4,819
  Other expenses..........................................      (     119)               (      115)                   (     77)
                                                              ------------------------------------------------------------------
                      NET INCOME                              $     5,524              $      5,115                   $   4,742
                                                              ==================================================================

  STATEMENTS OF CASH FLOWS                                                           (In Thousands of Dollars)
YEARS ENDED                                                   DECEMBER 31, 1999         DECEMBER 31, 1998      DECEMBER 31, 1997
                                                              ------------------------------------------------------------------
  Cash flows from operating activities:
   Net income............................................     $     5,524              $      5,115                   $   4,742
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Income from subsidiary.............................       (   5,441)               (    5,021)                   (  4,819)
      Dividends received from subsidiary.................               0                         0                       5,977
      Other..............................................       (       9)               (       59)                          2
                                                              ----------------------------------------------------------------------
                NET CASH PROVIDED BY OPERATING ACTIVITIES              74                        35                       5,902
                                                              ----------------------------------------------------------------------

   Cash flows from investing activities:
     Investment in subsidiary............................       (     570)               (    1,273)                   (  3,025)
     Proceeds from sales of investment securities
       availiable for sale...............................           3,800                         0                           0
     Proceeds from return of capital on other securities              210                         0                           0
     Purchases of other securities and securities
       available for sale................................       (   3,720)               (    4,201)                   (     54)
                                                              ----------------------------------------------------------------------
                    NET CASH USED IN INVESTING ACTIVITIES       (     280)               (    5,474)                   (  3,079)
                                                              ----------------------------------------------------------------------
   Cash flows from financing activities:
     Purchase of treasury stock..........................       (      92)                        0                           0
     Proceeds from sale of treasury stock................               0                         0                       2,536
     Dividends paid......................................       (   3,296)               (    2,770)                   (  1,858)
     Proceeds from sale of common stock..................           3,474                     3,787                         488
                                                              ----------------------------------------------------------------------
                NET CASH PROVIDED BY FINANCING ACTIVITIES              86                     1,017                       1,166
                          NET INCREASE (DECREASE) IN CASH        (    120)               (    4,422)                      3,989

CASH
  Beginning of year......................................             764                     5,186                       1,197
                                                              ----------------------------------------------------------------------
  End of year............................................     $       644            $          764                   $   5,186
                                                              ======================================================================

Cash dividends of $5.977 million were received from the bank subsidiary in 1997.

FARMERS NATIONAL BANC CORP AND SUBSIDIARY
BRIEF DESCRIPTION OF BUSINESS


FARMERS NATIONAL BANC CORP.

     Farmers National Banc Corp. ("the Corporation") is a one-bank holding company formed under the Bank Holding Company Act of 1956, as amended, operating under regulations of the Board of Governors of the Federal Reserve System. Its principal subsidary is the Farmers National Bank of Canfield, which was acquired March 31, 1983. Presently the Corporation and its subsidary operate in one industry, domestic banking.
     The Corporation conducts no business activities except for investment in securities permitted under the Bank Holding Company Act. The Board of Directors of the Corporation and the Bank are identical. The officers of the Corporation are William D. Stewart, Chairman, Richard L. Calvin, Vice Chairman, Frank L. Paden, President and Secretary, Carl D. Culp, Executive Vice President and Treasurer and Donald F. Lukas, Senior Vice President.
     Bank holding companies are permitted under Regulation Y of the Board of Governors of the Federal Reserve System to engage in other activities considered closely related to banking such as leasing and mortgage banking. The Corporation has no other subsidaries engaged in such activities at this time.

THE FARMERS NATIONAL
BANK OF CANFIELD

     The Bank is a full service national bank engaged in commercial and retail banking with the exception of trust services. The Bank's commercial banking services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, night depository, automatic teller machines, safe deposit boxes, money order services, traveler's checks, government bond sales, food stamp redemption, utility bill payments, Master Card and Visa Credit Cards, Visa debit cards and other miscellaneous services normally offered by commercial banks.
     The Bank's main office is located at 20 South Broad Street, Canfield, Ohio. Business is conducted at a total of eleven (11) offices located in the counties of Mahoning and Columbiana in Ohio. As a national banking association, the Bank is a member of the Federal Reserve System, subject to supervision and regulation of the Comptroller of the Currency and its deposits are insured by the Federal Deposit Insurance Corporation to the extent provided by law. The Bank is affected also by the monetary and fiscal policies of the United States and of various regulatory agencies. The Bank competes with state and national banks located in Mahoning and Columbiana counties.
     The Bank also competes with a large number of other financial institutions, such as savings and loan associations, insurance companies, consumer finance companies, credit unions and commercial finance and leasing companies, for deposits, loans and service business. Money market mutual funds, brokerage houses and similar institutions provide, in a relatively unregulated environment, many of the financial services offered by the Bank. In the opinion of management, the principal methods of competition are the rates of interest charged for loans, the rates of interest paid for funds, the fees charged for services and the availability of services. As of December 31, 1999, the Corporation and its subsidiary had 197 employees. The Bank considers its relations with its employees to be satisfactory.

[WEBSITE PHOTO]

Above is the Farmers National Bank home page;
www.fnbcanfield.com.Internet banking will be available on the web beginning Spring of 2000.

                                       FARMERS NATIONAL BANC CORP AND SUBSIDIARY
                                                                        OFFICERS

                     FARMERS NATIONAL BANC CORP. - OFFICERS

    William D. Stewart        Richard L. Calvin            Frank L. Paden
        Chairman                Vice Chairman          President and Secretary

         Carl D. Culp                                      Donald F. Lukas
Executive Vice President & Treasurer                   Senior Vice President

           FARMERS NATIONAL BANK OF CANFIELD - OFFICERS AND MANAGEMENT

           Frank L. Paden                                          Charlene K. Daugherty
          President & CEO                                Asst. Cashier, Human Resources and Branch
                                                                     Administration

            Carl D. Culp
Executive  Vice President, Cashier and CFO                          David E. Enterline
                                                           Asst. Cashier, Network Administrator
             Donald F. Lukas
        Senior Vice President, Bank Systems                         Merle C. Garritano
                                                            Assistant Cashier/Consumer Loans
             Mark L. Graham
         Vice President/Loan Administrator                           Linda M. Liston
                                                              Compliance/CRA/BSA Officer
           Bradley S. Henderson
 Vice President, Branch Administration and Security                   Joanie F. Orr
                                                             General Ledger Accounting Officer
            Anthony F. Peluso
         Vice President/Human Resources                              Gary J. Rosati
                                                                   Staff Legal Counsel
              Alfred F. Ridel
          Vice President/Consumer Loans                             Anita L. Jarvis
                                                                   Internal Auditor
             Daniel G. Cerroni
Assistant Vice President, Main Office Loan Department                Rob L. Mort
                                                             Corporate Financial Accountant
             Barbara C. Fisher
   Assistant Vice President, Marketing & Deposit                   Dorothy J. Weeden
                    Operations                            Assistant Cashier, Manager-Main Office

              Roy A. Jackson                                         Rhonda L. Learn
     Assistant Vice President, Indirect Lending                   Manager-Colonial Plaza

          Frederick M. Kotheimer                                     Keith A. Leonard
       Assistant Vice President/Loan Review                Assistant Cashier, Manager-Austintown Office

              Susan E. Miller                                        Jennifer C. Tikkanen
    Assistant Vice President, Corporate Services                Asst. Manager-Austintown Office
                  Administration
                                                                      Patricia C. Rosko
             Phyllis A. Welton                             Assistant Cashier, Manager-Lake Milton Office
Assistant Vice President, Manager-Bookkeeping Dept.
                                                                      Gregory V. Walla
             Andrew A. Baird                                  Asst. Manager-Lake Milton Office
      Assistant Cashier, Manager-Data Center
                                                                        Barbara J. Sitler
            Joseph E. Chapman                             Assistant Cashier, Manager-Cornersburg Office
 Assistant Cashier, Manager-Collection Department

             Janine M. Cox
  Assistant Cashier, Credit Administration


                    Sharyn Staffrey
           Asst. Manager-Cornersburg Office


                    Lynnita J. Himes
     Assistant Cashier, Manager-Western Reserve Office

                     Clare F. Baldwin
       Asst. Manager-Western Reserve Office

                      Larry E. White
    Assistant Vice President, Manager-Salem Office

                    Pamela J. Cleghorn
 Assistant Cashier, Assistant Manager-Salem Office

                   Geraldine J. Gbur
       Assistant Cashier, Manager-Columbiana Office

                     Jane C. Logan
           Asst. Manager-Columbiana Office

                   Robert L. Rozeski
Assistant Cashier, Manager-Leetonia Office

                     Melissa K. Woak
         Asst. Manager-Leetonia Office

                    Matthew W. Close
               Manager-Damascus Office

                    Dennis S. Vitt
      Assistant Cashier, Manager -Poland Office

                    Diane C. Moran
             Asst. Manager-Poland Office

[PHOTO]
POLAND BRANCH
106 McKinley Way West - Poland, OH 44514 - 757-7508

[PHOTO]
MAIN OFFICE
20 S. Broad Street - Canfield, OH 44406 - 533-3341

[PHOTO]
COLUMBIANA BRANCH
340 State Rt. 14 - Columbiana, OH 44408 - 332-1558

[PHOTO]
AUSTINTOWN BRANCH
22 N. Niles-Canfield Road - Youngstown, OH 44515 - 792-1411

[PHOTO]
DAMASCUS BRANCH
29053 State Rt. 62 - Damascus, OH 44619 - 537-4004

[PHOTO]
BOARDMAN BRANCH
102 W. Western Reserve Road - Boardman, OH 44512 - 726-8896

[PHOTO]
LAKE MILTON BRANCH
17817 Mahoning Ave. - Lake Milton, OH 44429 - 654-3351

[PHOTO]
SALEM BRANCH
1858 E. State Street - Salem, OH 44460 - 332-1558

[PHOTO]
CORNERSBURG BRANCH
3619 S. Meridian Road - Youngstown, OH 44511 - 793-3971

[PHOTO]
LEETONIA BRANCH
16 Walnut Street - Leetonia, OH 44431 - 427-2436

[PHOTO]
COLONIAL PLAZA BRANCH
401 E. Main Street - Canfield, OH 44406 - 533-2686

[PHOTO]


Pictured on the cover: Children and grandchildren of Farmers National Banc Corp. shareholders and employees.

[ARTICLE] 9
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1999
[PERIOD-START]                             JAN-01-1999
[PERIOD-END]                               DEC-31-1999
[CASH]                                          19,846
[INT-BEARING-DEPOSITS]                               0
[FED-FUNDS-SOLD]                                 3,821
[TRADING-ASSETS]                                     0
[INVESTMENTS-HELD-FOR-SALE]                     73,659
[INVESTMENTS-CARRYING]                           2,618
[INVESTMENTS-MARKET]                             2,618
[LOANS]                                        322,635
[ALLOWANCE]                                      4,128
[TOTAL-ASSETS]                                 431,130
[DEPOSITS]                                     331,463
[SHORT-TERM]                                    30,444
[LIABILITIES-OTHER]                              3,026
[LONG-TERM]                                     14,303
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                        37,294
[OTHER-SE]                                      14,600
[TOTAL-LIABILITIES-AND-EQUITY]                 431,130
[INTEREST-LOAN]                                 25,763
[INTEREST-INVEST]                                4,748
[INTEREST-OTHER]                                     0
[INTEREST-TOTAL]                                30,511
[INTEREST-DEPOSIT]                              10,786
[INTEREST-EXPENSE]                              12,574
[INTEREST-INCOME-NET]                           17,937
[LOAN-LOSSES]                                      840
[SECURITIES-GAINS]                                (11)
[EXPENSE-OTHER]                                 10,663
[INCOME-PRETAX]                                  8,068
[INCOME-PRE-EXTRAORDINARY]                       8,068
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                     5,524
[EPS-BASIC]                                        .73
[EPS-DILUTED]                                      .73
[YIELD-ACTUAL]                                    4.59
[LOANS-NON]                                        310
[LOANS-PAST]                                       439
[LOANS-TROUBLED]                                     0
[LOANS-PROBLEM]                                      0
[ALLOWANCE-OPEN]                                 3,689
[CHARGE-OFFS]                                      716
[RECOVERIES]                                       315
[ALLOWANCE-CLOSE]                                4,128
[ALLOWANCE-DOMESTIC]                             4,128
[ALLOWANCE-FOREIGN]                                  0
[ALLOWANCE-UNALLOCATED]                              0